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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SONUS NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SONUS NETWORKS, INC.
4 Technology Park Drive
Westford, MA 01886

April 5, 2012

Dear Stockholder:

        We cordially invite you to attend Sonus Networks, Inc.'s annual meeting of stockholders. The meeting will be held on Wednesday, May 23, 2012, at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts.

        The Notice of Annual Meeting of Stockholders and the Proxy Statement accompanying this letter describe the business to be acted upon at the meeting. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which constitutes our annual report to our stockholders, is also enclosed. To ensure that your shares are represented at the meeting, you are urged to vote as described in the accompanying Proxy Statement.

        Thank you for your support.

Sincerely,

Raymond P. Dolan
President and Chief Executive Officer

SONUS NETWORKS, INC.
4 Technology Park Drive
Westford, MA 01886

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held May 23, 2012

To the Stockholders of Sonus Networks, Inc.:

        The 2012 annual meeting of stockholders of Sonus Networks, Inc. will be held on Wednesday, May 23, 2012 at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts. At the meeting, we will consider and vote upon the following proposals to:

  1.
  Elect eight nominees for director to hold office until the 2013 annual meeting of stockholders;

  2.
  Ratify the appointment of Deloitte & Touche LLP to serve as Sonus Networks' independent registered public accounting firm for the fiscal year ending December 31, 2012;

  3.
  Approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in the accompanying Proxy Statement; and

  4.
  Transact any other business that may properly come before the meeting and any adjournments or postponements thereof.

        These items are more fully described in the accompanying Proxy Statement. Stockholders of record at the close of business on March 26, 2012 are entitled to attend and vote at the 2012 annual meeting. All stockholders are encouraged to attend the annual meeting in person. Whether or not you plan to attend the annual meeting, your vote is important.

        Stockholders of record may vote their shares by using the Internet or the telephone. Instructions for using these convenient services are set forth on the enclosed proxy card. Of course, you may also vote your shares by marking your votes on the enclosed proxy card, signing and dating it, and mailing it in the enclosed postage-paid envelope. If you hold your shares in "street name," you should follow the voting instructions provided by your broker, bank or other nominee. Any stockholder attending the meeting may vote in person, even if you have already voted on the proposal described in the accompanying Proxy Statement. Proof of identification will be required to enter the meeting. In addition, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 26, 2012, the record date for voting. Please note that cameras and other recording equipment will not be permitted at the meeting.

By Order of the Board of Directors,

Westford, Massachusetts	Maurice Castonguay
April 5, 2012	Senior Vice President and Chief Financial Officer

        This Notice, the accompanying Proxy Statement and a form of proxy card are being mailed beginning on or about April 10, 2012 to all stockholders entitled to vote at the meeting. The Sonus Networks, Inc. 2011 Annual Report on Form 10-K, which includes our financial statements and constitutes our annual report to our stockholders, is being mailed with this Notice.

        Important Notice Regarding Availability of Proxy Materials for the Stockholder Meeting to be held on May 23, 2012: The Proxy Statement and the 2011 Annual Report to Stockholders are available at https://materials.proxyvote.com/835916.

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SONUS NETWORKS, INC.
PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING

        Our Board of Directors, or our Board, is soliciting proxies for the annual meeting of stockholders of Sonus Networks, Inc. ("Sonus," "Sonus Networks," "our," "we," "us" or the "Company") to be held on Wednesday, May 23, 2012, and at any adjournments or postponements thereof. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Why am I receiving these materials?

        You have received these proxy materials because our Board is soliciting your vote at the 2012 annual meeting of stockholders. This Proxy Statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission, or the SEC, and that is designed to assist you in voting your shares.

When and where is the meeting?

        The 2012 annual meeting of stockholders of the Company will be held on Wednesday, May 23, 2012 at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts.

Who may vote at the meeting?

        Stockholders of record at the close of business on March 26, 2012 may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted. As of the close of business on March 26, 2012, 279,893,911 shares of our common stock were outstanding. A list of our stockholders will be available for inspection at our corporate offices at 4 Technology Park Drive, Westford, Massachusetts beginning no less than ten days prior to the meeting.

How many shares must be present to hold the meeting?

        A majority of our outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are properly represented in person at the meeting or that are represented by a valid proxy properly submitted over the Internet, by telephone or by mail. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds and which are represented by their proxy even if the stockholder does not vote on one or more of the matters to be voted upon.

What proposals will be voted on at the meeting?

        There are three proposals scheduled to be voted on at the meeting:

  •
  The election of eight nominees for director to hold office until the 2013 annual meeting of stockholders;

  •
  The ratification of Deloitte & Touche LLP to serve as Sonus Networks' independent registered public accounting firm for the fiscal year ending December 31, 2012; and

  •
  The non-binding advisory vote on the compensation of our named executive officers as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in this Proxy Statement.

        Please see "Proposal 1—Election of Directors" beginning on page 6 of this Proxy Statement; "Proposal 2—Ratification of the Appointment of Independent Registered Public Accounting Firm"

beginning on page 12 of this Proxy Statement; and "Proposal 3—A Non-Binding Advisory Vote on the Compensation of Our Named Executive Officers" beginning on page 14 of this Proxy Statement.

How does the Board of Directors recommend that I vote?

        Our Board recommends that you vote your shares:

  •
  "For" the election of each of the nominees to our Board;

  •
  "For" the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

  •
  "For" the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in this Proxy Statement.

What vote is required to approve each matter and how are votes counted?

        Election of Directors.    To be elected, each of the eight nominees for director must receive a plurality of the votes of the shares of common stock present or represented and entitled to vote at the annual meeting. Abstentions are not counted for purposes of electing directors. You may vote "For" all nominees, "Withhold" your vote from all nominees, or vote "For" one or more nominees and "Withhold" your vote from one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote. Please note that if you are a beneficial owner of our common stock and your stock is held through a broker, under stock exchange rules a broker subject to those rules is not permitted to vote your shares on the election of directors without your instruction. Therefore, if a beneficial owner of our common stock fails to instruct such a broker on how to vote for the Board's nominees, that beneficial owner's shares cannot be voted on this matter—in other words, your broker's proxy will be treated as a "broker non-vote," which is explained in the following question and explanation.

        Ratification of the Appointment of Deloitte & Touche LLP to Serve as Sonus Networks' Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2012.    The affirmative vote of a majority of the shares of common stock present or represented at the 2012 annual meeting of stockholders and entitled to vote as of March 26, 2012 will be required to approve the ratification of Sonus Networks' independent registered public accounting firm. You may vote "For", "Against", or "Abstain" from voting on this proposal. Abstaining from the voting on this proposal will have the effect of a vote against the proposal.

        A Non-Binding Advisory Vote on the Compensation of Our Named Executive Officers.    The vote on the compensation of our named executive officers is non-binding, as provided by law. However, our Board and the Compensation Committee will review and consider the outcome of this vote when making future compensation decisions for our named executive officers. The affirmative vote of a majority of the shares of common stock present or represented at the 2012 annual meeting of stockholders and entitled to vote as of March 26, 2012 will be required to approve the non-binding advisory vote on the compensation of our named executive officers. You may vote "For", "Against", or "Abstain" from voting on this proposal. Abstaining from the voting on this proposal will have the effect of a vote against the proposal.

What are broker non-votes and what is the effect of broker non-votes?

        Brokers have the discretion to vote shares held in "street name"—a term that means the shares are held in the name of the broker on behalf of its customer, the beneficial owner—on routine matters, such as ratification of independent registered public accounting firms, but not on non-routine matters. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a non-routine matter because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary authority to vote the shares because of the non-routine nature of the matter. Broker non-votes are counted as shares present for purposes of determining the presence of a quorum. The election of directors and the non-binding advisory vote on compensation of our named executive officers are "non-routine" matters for which brokers may not exercise discretionary voting power without instructions from the beneficial owner. Your vote is very important, whether you hold directly or through a broker, bank or other nominee. We encourage you to read the Proxy Statement and the 2011 Annual Report carefully and if you are a beneficial owner, please be sure to give voting instructions to your broker, bank or other nominee.

How can I vote my shares in person at the meeting?

        Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to attend the meeting, please bring the enclosed proxy card and proof of identification for entrance to the meeting. If you hold your shares in street name, you must request a legal proxy from your broker and bring it to the annual meeting if you would like to vote at the meeting.

How can I vote my shares without attending the meeting?

        Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote without attending the meeting. If you are a stockholder of record, you may vote in any of the following ways:

  •
  Vote by mail.  You may complete, date and sign the proxy card and mail it in the postage-prepaid envelope that you received. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you return. If you return the proxy card but do not give any instructions on a particular matter described in this Proxy Statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our Board.

  •
  Vote over the Internet.  If you have Internet access, you may vote your shares by following the instructions set forth on your proxy card. If you vote on the Internet, please do not return your proxy card.

  •
  Vote by telephone.  If you are located in the United States or Canada, you may vote your shares by telephone by following the instructions set forth on your proxy card. If you vote by telephone, please do not return your proxy card.

        Telephone and Internet voting will be available until 11:59 p.m., Eastern Daylight Time on May 22, 2012.

        If your shares are held in the name of a broker, bank or other nominee, please follow the voting instructions on the forms you receive from such nominee. The availability of voting by Internet or telephone will depend upon their voting procedures.

Who is serving as the Company's inspector of elections?

        Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of elections to tabulate stockholder votes for the 2012 annual meeting.

How can I change my vote?

        You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and submitting a new proxy card with a later date, voting by telephone or using the Internet (your latest telephone or Internet proxy is counted) or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

Is my vote confidential?

        Proxy instructions, ballots and voting tabulations that identify stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Sonus or to third parties, except:

  •
  As necessary to meet applicable legal requirements; and

  •
  To allow for the tabulation and certification of votes.

        Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and our Board.

What are the directions to the meeting?

        The offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, telephone: (617) 526-6000.

  By Car

  From the West

  Take the Mass Pike (I-90).
  Take Exit 24B into Liberty Tunnel, and stay in right lane.
  Take Exit 23, Government Center, and stay in left lane.
  At the end of the exit ramp, turn left onto Surface Road.
  Turn right onto State Street from Surface Road.
  Proceed up State Street to Merchants Row.
  Take a right onto Merchants Row and proceed to end of street.
  Take a left into garage, take a ticket, and proceed to the public parking area.

  From the South

  Take Route 93-North (Fitzgerald/Southeast Expressway).
  Proceed through Liberty Tunnel, stay in right lane.
  Take Exit 23, Government Center, and stay in left lane.
  At the end of the exit ramp, turn left onto Surface Road.
  Turn right onto State Street from Surface Road.
  Proceed up State Street to Merchants Row.
  Take a right onto Merchants Row and proceed to end of street.
  Take a left into garage, take a ticket, and proceed to public parking area.

  From the North

  Take Route 93-South.
  From Route 93-South, proceed over Zakim Bridge into the tunnel.
  Take exit 24A, Government Center.
  Follow signs for the Aquarium/Financial District.
  At end of the exit, bear left and proceed onto Surface Road.
  Take a right from Surface Road onto State Street.

  Proceed up State Street to Merchants Row.
  Take a right onto Merchants Row and proceed to end of street.
  Take a left into garage, take a ticket, and proceed to public parking area.

  From Logan Airport

  Exit airport following signs for the Ted Williams Tunnel.
  Take Exit 24 to I-93 North.
  Take Exit 23, Government Center, and stay in left lane.
  At the end of the exit ramp, turn left onto Surface Road.
  Turn right onto State Street from Surface Road.
  Proceed up State Street to Merchants Row.
  Take a right onto Merchants Row and proceed to end of street.
  Take a left into garage, take ticket, and proceed to public parking area.

  By Subway

        The offices of Wilmer Cutler Pickering Hale and Dorr LLP are located at 60 State Street in the financial district of downtown Boston across the street from the State Street MBTA stop on the Blue and Orange lines. The main reception area is on the 31st floor.

Proposal 1—ELECTION OF DIRECTORS

Board of Directors

        Our Board is presently composed of eight members, seven of whom are independent within our director independence standards, which meet the director independence standards of the NASDAQ Stock Market Marketplace Rules. Each of the directors elected at the 2012 annual meeting of stockholders will serve for a term expiring at the 2013 annual meeting of stockholders. At the 2012 annual meeting of stockholders, all of our directors will be elected to hold office in accordance with our Fourth Amended and Restated Certificate of Incorporation, as amended.

        Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If a nominee declines to serve or is unable to serve as a director at the time of the annual meeting, such shares will be voted for the election of such substitute nominee as our Board may propose. It is not presently expected that the nominees named below will be unable or will decline to serve as a director. Under Delaware law, the affirmative vote of the holders of a plurality of shares of common stock voting on this matter at the annual meeting (i.e., the largest number of votes cast) is required to elect each director. Consequently, only shares that are voted in favor of a particular nominee will be counted toward such nominee's achievement of a plurality.

Board of Directors' Recommendation

        The Board of Directors unanimously recommends a vote "FOR" the election to the Board of Directors of each of the following nominees.

 Nominees Up For Election—Background and Qualifications

        The Board proposes the election of the following eight directors of the Company to hold office until the 2013 annual meeting of stockholders. Below is information about each nominee, including biographical data for at least the last five years.

        James K. Brewington, 68, has been a director since May 2009. Mr. Brewington is a veteran of the global communications market, with over 40 years of industry experience at AT&T Inc. and Lucent Technologies before his retirement in 2007. From mid-2004 until his retirement from Lucent Technologies, Mr. Brewington was President of the then newly-formed Developing Markets group, tasked with expanding the revenue base beyond domestic borders, reflecting his prior success in building out their global footprint. Prior to this, he was President of Lucent Technologies' Mobility Solutions division, where he was responsible for all wireless infrastructure for the mobility segment, including global wireless development and product architecture, project management, and business and product management. Mr. Brewington joined Lucent Technologies in 1996. He began his career at AT&T Inc. in 1968, and over the ensuing years held various executive management positions in the telecommunications industry, including overseeing Bell Telephone Wireless Laboratories. Mr. Brewington has served on the Board of Directors and the Nominating and Corporate Governance Committee of Kopin Corporation since 2006 and serves on the Board of Directors of four privately-held companies. He also advises several technology startup companies. He has served on the boards of the U.S.-Saudi Arabian Business Council and INROADS/North Jersey, Inc., a non-profit organization that trains minority youth for careers in business and industry. He is a member of the Cellular Telecommunications Industry Association, or CTIA, and the CTIA Wireless Foundation. Mr. Brewington has a Master of Business Administration degree from Seattle University, a Master of Science degree from Stanford University (Sloan Fellow) and a Bachelor of Arts degree from the College of Idaho.

        Based primarily upon Mr. Brewington's extensive executive management and leadership experience and deep technical expertise in the telecommunications industry; strong risk analysis, corporate governance and administrative skills and experience; and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed above and the leadership skills and other experience of Mr. Brewington, the Board has determined that Mr. Brewington is well-qualified to continue serving as a director of Sonus.

        John P. Cunningham, 74, has been a director since September 2004. In 2002, Mr. Cunningham retired from Citrix Systems, Inc., a global leader in virtual workplace software and services. From 2001 to 2002, Mr. Cunningham was Senior Vice President, Finance and Operations of Citrix Systems, Inc. He joined Citrix Systems, Inc. in 1999 as Senior Vice President, Finance and Administration and served in that capacity until 2001. From 1998 to 1999, Mr. Cunningham served as Executive Vice President and Chief Financial Officer of Wang Global, a worldwide provider of network services. Prior to joining Wang Global, he served as Chief Financial Officer of Whirlpool Corporation from 1996 to 1998 and Chief Financial Officer of Maytag Corporation from 1994 to 1996. Mr. Cunningham has also held various management positions, including Controller, at International Business Machines. Since 2001, he has served as a member of the Board of Directors of Smart Disk Corporation as well as its Audit Committee. Mr. Cunningham has a Master of Business Administration degree from New York University and a Bachelor of Science degree from Fordham University.

        Based primarily upon Mr. Cunningham's extensive executive management and leadership experience as chief financial officer of various companies; deep financial expertise, including extensive accounting, risk analysis, corporate governance and administrative skills and experience; and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed above and the leadership skills and other experience of Mr. Cunningham, the Board has determined that Mr. Cunningham is well-qualified to continue serving as a director of Sonus.

        Raymond P. Dolan, 54, has been our President, Chief Executive Officer and a director since October 2010, and is responsible for the strategic direction and management of our company. Mr. Dolan has nearly 25 years of experience in the telecommunications industry, having served in senior leadership positions at QUALCOMM Incorporated, Nextwave Wireless and BellAtlantic/NYNEX Mobile. From 2006 to 2008, Mr. Dolan served as Chief Executive Officer of QUALCOMM/Flarion Technologies, a developer of mobile broadband communications technologies, as well as Senior Vice President of QUALCOMM Incorporated. Prior to its acquisition by QUALCOMM in 2006, Mr. Dolan served as Chairman and Chief Executive Officer of Flarion Technologies. Before his role at Flarion Technologies, from 1996 to 2000, Mr. Dolan was Chief Operating Officer of NextWave Telecom. Prior to that, he spent eight years at BellAtlantic/NYNEX Mobile, serving in numerous roles of increasing responsibility, most recently as Executive Vice President of Marketing. He began his career in the telecommunications industry at PacTel Cellular as a Manager of Network Operations. Mr. Dolan also served as an officer in the United States Marine Corps, where he spent more than seven years as a tactical jet pilot. He has served on the Board of Directors and is Chairman of the Nominating and Corporate Governance Committee of American Tower Corporation since 2003, and the Board of Directors and Compensation Committee of NII Holdings, Inc. since 2008. Mr. Dolan will resign from the Board of Directors of NII Holdings, Inc. effectively immediately prior to the next annual meeting of stockholders of NII Holdings, Inc., which is scheduled to be held on May 9, 2012. Mr. Dolan graduated from the U.S. Naval Academy with a degree in Mechanical Engineering and also holds a Master of Business Administration degree from the Columbia University School of Business.

        Based primarily upon Mr. Dolan's extensive executive management and leadership experience as our President and Chief Executive Officer and as the Chief Executive Officer of QUALCOMM/Flarion Technologies; strong financial, risk analysis, corporate governance and administrative skills and experience; and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed above and the leadership skills and other experience of Mr. Dolan, the Board has determined that Mr. Dolan is well-qualified to continue serving as a director of Sonus.

        Beatriz V. Infante, 58, has been a director since January 2010. Since 2009, Ms. Infante has served as Chief Executive Officer of BusinessExcelleration LLC, a business consultancy that she founded. From 2010 until its sale in 2011, Ms. Infante was the Chief Executive Officer and a director of ENXSUITE Corporation, a leading supplier of energy management solutions. From 2006 until its acquisition by Voxeo Corporation in 2008, she was the Chief Executive Officer and a director of VoiceObjects Inc., a market leader in voice applications servers. From 2004 to 2005, Ms. Infante served as Interim Chief Executive Officer and a director of Sychron Inc., which was sold to an investor group. From 1998 to 2003, Ms. Infante held various positions with Aspect Communications, a leading provider of call centers and unified communications solutions, including the roles of Chairman, President and Chief Executive Officer. Ms. Infante was also an Executive-in-Residence at U.S. Venture Partners, a leading Silicon Valley venture capital firm, from 2009 to 2010. She currently serves on the Advisory Committee to the Princeton University School of Engineering and Applied Science and is an advisor and investor in several early-stage technology companies. She has been a prior director at a number of privately-held companies as well as two non-profit organizations, Silicon Valley Leadership Group and Joint Venture Silicon Valley Network. Ms. Infante holds a Bachelor of Science and Engineering degree in Electrical Engineering and Computer Science from Princeton University and holds a Master of Science degree in Engineering and Computer Science from California Institute of Technology.

        Based primarily upon Ms. Infante's extensive executive management and leadership experience as chairman and chief executive officer of various companies, including a telecommunications company; strong financial, risk analysis, corporate governance and administrative skills and experience; and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed above and the leadership skills and other experience of Ms. Infante, the Board has determined that Ms. Infante is well-qualified to continue serving as a director of Sonus.

        Howard E. Janzen, 58, has been a director since January 2006 and the Chairman of the Board since December 2008. Since 2002, Mr. Janzen has served as President and Chief Executive Officer of Janzen Ventures, Inc., a private investment business venture. Mr. Janzen was the Chief Executive Officer of One Communications Corp., a supplier of integrated advanced telecommunications solutions to businesses, from 2007 until its sale in 2011, and served on the Board of Directors of One Communications from 2007 until the 2011 sale. He served as President of Sprint Business Solutions, the business unit serving Sprint Corporation's business customer base with almost 10,000 employees and $12 billion in annual revenue from 2004 to 2005. From 2003 to 2004, he was President of Sprint Corporation's Global Markets Group, responsible for Sprint Corporation's long distance service for both consumer and business customers. From 1994 until 2002, Mr. Janzen served as President and Chief Executive Officer, and Chairman from 2001 to 2002, of Williams Communications Group, Inc., a high technology company, which filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in 2002 and emerged from bankruptcy six months later in 2002 as WilTel Communications Group, Inc. Mr. Janzen has served as a member of the Board of Directors, the Compensation Committee and the Corporate Governance Committee of Global Telecom & Technology, Inc. since 2006; a member of the Board of Directors, Compensation Committee and Strategy Committee of Macrosolve, Inc. since 2006; and a member of the Board of Directors and the Audit Committee of Vocera Communications, Inc. since 2007. Mr. Janzen also serves as a member of the Board of Directors of two privately-held companies, a member of the Executive Committee of the Global Information Infrastructure Commission, and a member of the Boards of Directors of the following non-profit organizations—Hillcrest Healthcare System, Morningside Foundation and Heart of America Boy Scout Council. Mr. Janzen received his Bachelor of Science and Master of Science degrees in Metallurgical Engineering from the Colorado School of Mines. He also has completed the Harvard Business School Program for Management Development.

        Based primarily upon Mr. Janzen's extensive executive management and leadership experience as president and chief executive officer of various telecommunications companies; strong strategic planning, risk analysis, corporate governance and administrative skills and experience; and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed above and the leadership skills and other experience of Mr. Janzen, the Board has determined that Mr. Janzen is well-qualified to continue serving as a director of Sonus.

        John A. Schofield, 63, has been a director since January 2009. From 1999 to 2005, Mr. Schofield served as President, Chief Executive Officer and Chairman of the Board of Advanced Fibre Communications, Inc., a leading supplier of next-generation edge access equipment and multi-service broadband solutions for the telecommunications industry. From 1992 to 1999, Mr. Schofield served as Senior Vice President and then President of the Integrated Solutions Group of ADC Telecommunications, Inc., a world-wide supplier of network equipment, software solutions, and integration services for broadband and multiservice networks. Since 2000, he has served as the Chairman of the Board of Directors of Integrated Device Technology, Inc., as well as a member of its Compensation Committee and its Nominating and Governance Committee. Mr. Schofield has a Bachelor of Science degree in Electrical Engineering from the NSW Institute of Technology in Sydney, Australia and is a graduate of Raytheon's Management Development Program.

        Based primarily upon Mr. Schofield's extensive executive management and leadership experience as president of various companies; deep expertise in corporate governance, including strong risk analysis and administrative skills and experience, as evidenced by his accreditation as a Board Leadership Fellow of the National Association of Corporate Directors; and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed above and the leadership skills and other experience of Mr. Schofield, the Board has determined that Mr. Schofield is well-qualified to continue serving as a director of Sonus.

        Scott E. Schubert, 58, has been a director since February 2009. From 2005 until 2008, Mr. Schubert served as Chief Financial Officer of TransUnion LLC. From 2003 to 2005, Mr. Schubert served as Chief Financial Officer and, prior to that, Executive Vice President of Corporate Development of NTL, Inc. (now Virgin Media, Inc.). From 1999 to 2003, Mr. Schubert held the position of Chief Financial Officer of Williams Communications Group, Inc., a high technology company, which filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in 2002 and emerged from bankruptcy six months later in 2002 as WilTel Communications Group, Inc. Mr. Schubert also served as head of BP Amoco's Global Financial Services, leading the initial integration of BP and Amoco's worldwide financial operations following the merger of the two companies. Since 2011, he has been a member of the Board of Directors, the Audit Committee, the Compensation Committee and the Compliance Committee of Isle of Capri Casinos, Inc. Mr. Schubert also served on the Board of Directors and as Chairman of the Audit Committee of a privately-held company. Mr. Schubert is a graduate of the Krannert School of Business at Purdue University, where he completed his Master of Business Administration degree in Finance and Economics in 1976. He also earned his Bachelor of Science degree at Purdue University in 1975, with dual majors in Engineering and Accounting.

        Based primarily upon Mr. Schubert's extensive executive management and leadership experience as chief financial officer of various companies; deep financial expertise, including extensive accounting, risk analysis, corporate governance and administrative skills and experience; and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed above and the leadership skills and other experience of Mr. Schubert, the Board has determined that Mr. Schubert is well-qualified to continue serving as a director of Sonus.

        H. Brian Thompson, 73, has been a director since October 2003. Mr. Thompson has been Executive Chairman of Global Telecom and Technology, Inc., a global telecommunications network integrator,

since 2006. He continues to head his own private equity investment and advisory firm, Universal Telecommunications, Inc. From 2002 to 2007, Mr. Thompson was Chairman of Comsat International, one of the largest independent telecommunications operators serving all of Latin America. He also served as Chairman and Chief Executive Officer of Global TeleSystems Group, Inc. from 1999 to 2000. Mr. Thompson was Chairman and Chief Executive Officer of LCI International, Inc. from 1991 until its merger with Qwest Communications International Inc. in 1998. Subsequent to such merger, Mr. Thompson became Vice Chairman of the Board of Directors for Qwest Communications International, Inc. until his resignation in 1998. Mr. Thompson previously served as Executive Vice President of MCI Communications Corporation from 1981 to 1990. Prior to MCI Communications Corporation, he was a management consultant with the Washington, D.C. offices of McKinsey & Company for nine years, where he specialized in the management of telecommunications. He has served as a member of the Board of Directors and the Compensation Committee of Axcelis Technologies, Inc. since 2002; a member of the Board of Directors, the Compensation Committee and the Audit Committee of Pendrell Corporation (formerly known as ICO Global Communications (Holdings) Ltd.) since 2007; and a member of the Board of Directors, the Compensation and Management Development Committee and the Nominating and Corporate Governance Committee of Penske Automotive Group, Inc. since 2002. Mr. Thompson is a member of the Board of Trustees for the Lab School of Washington & Baltimore Lab. He was a former chairman of the U.S. Competitive Telecommunications Association and also served on the University of Massachusetts Chancellor's Executive Committee, as a member of the Boards of Trustees of Capitol College in Laurel, Maryland, and the St. Stephens and St. Agnes School Foundation in Alexandria, Virginia. He received his Master of Business Administration degree from Harvard University's Graduate School of Business, and received an undergraduate degree in chemical engineering from the University of Massachusetts.

        Based primarily upon Mr. Thompson's extensive executive management and leadership experience as chief executive officer of various telecommunications companies; strong financial, risk analysis, corporate governance and administrative skills and experience; and contributions as a current Board and Board committee member, as well as those demonstrated attributes discussed above and the leadership skills and other experience of Mr. Thompson, the Board has determined that Mr. Thompson is well-qualified to continue serving as a director of Sonus.

        Our directors are a diverse group of leaders in their respective fields. Many of the current directors have leadership experience at major domestic and international companies with operations inside and outside of the United States, as well as experience on other companies' boards, which provides an understanding of different business processes, challenges and strategies. Other directors have experience as members on the board of directors of non-profit and philanthropic institutions, which brings unique perspectives to our Board and provides insight into issues faced by companies.

        The Nominating and Corporate Governance Committee and the Board believe that the above-mentioned attributes, leadership skills and other diverse experiences of its Board members collectively provide the Company with the perspectives and judgment necessary to guide the Company's strategies and governance principles and to monitor their execution.

 Proposal 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        We are asking our stockholders to ratify the appointment by our Audit Committee of Deloitte & Touche LLP to serve as Sonus Networks' independent registered public accounting firm for the fiscal year ending December 31, 2012. Deloitte & Touche LLP has acted in this capacity since August 2005. Representatives of Deloitte & Touche LLP are expected to be present at the 2012 annual meeting of stockholders and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions. If this proposal is not approved at the annual meeting, our Audit Committee may reconsider this appointment. Even if the proposal is approved at the annual meeting, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and its stockholders.

 DELOITTE & TOUCHE LLP FEES

        The following is a summary of the aggregate fees billed to us by Deloitte & Touche LLP for the fiscal years ended December 31, 2011 and 2010 for each of the following categories of professional services:

Fee Category	Fiscal 2011 Fees	Fiscal 2010 Fees
Audit Fees	$2,084,587	$2,323,791
Audit-Related Fees	—	—
Tax Fees	415,158	381,366
All Other Fees	4,000	10,000

Total Fees	$2,503,745	$2,715,157

Audit Fees

        These amounts represent fees for the audit of our consolidated financial statements included in our Annual Report on Form 10-K, the review of financial statements included in our Quarterly Reports on Form 10-Q, the audit of internal control over financial reporting and the services that an independent audit would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filing and similar engagements for the fiscal year, such as consents and assistance with review of documents filed with the SEC. Audit fees also include advice on accounting matters that may arise in connection with or as a result of the audit or the review of periodic consolidated financial statements and statutory audits that non-U.S. jurisdictions require.

Audit-Related Fees

        Audit-related fees consist of fees related to due diligence services and accounting consultations regarding the application of generally accepted accounting principles to proposed transactions.

Tax Fees

        Tax fees consist of professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, value-added tax compliance, research and development tax credit compliance, and transfer pricing advice and planning.

All Other Fees

        All other fees consist of professional services other than the services reported above, including fees for our subscription to Deloitte & Touche LLP's on-line accounting research tool.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

        The Audit Committee has adopted a policy to pre-approve audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Prior to engagement of the independent registered public accounting firm for the next year's audit, the independent registered public accounting firm and our management submit an aggregate of services expected to be rendered during that year for each of the four categories of services to the Audit Committee for approval. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and our management periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process. The Audit Committee may also pre-approve particular services on a case-by-case basis.

        Our Audit Committee requires the regular rotation of the lead audit partner and concurring partner as required by Section 203 of the Sarbanes-Oxley Act of 2002 and is responsible for recommending to our Board policies for hiring employees or former employees of the independent registered public accounting firm. The Audit Committee has determined that the provision of services described above to us by Deloitte & Touche LLP is compatible with maintaining their independence.

        The Board of Directors unanimously recommends a vote "FOR" the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

Proposal 3—A NON-BINDING ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

        In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are asking our stockholders to approve an advisory resolution on the Company's executive compensation as disclosed in this Proxy Statement. Our executive compensation programs are designed to support the Company's long-term success. The Compensation Committee has overseen the development and implementation of our executive compensation program. As described below in the "Compensation Discussion and Analysis" section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

  •
  Attract and retain a senior leadership team with the skills necessary to build long-term stockholder value;

  •
  Drive performance by weighting compensation substantially towards performance-based cash—and equity-incentive compensation rather than fixed base salaries as a percentage of total compensation; and

  •
  Connect compensation to performance by providing incentives that promote near- and long-term financial stability to continuously enhance stockholder value.

        With our core compensation principles in mind, in 2011, the Compensation Committee designed our executive compensation programs and practices with the following features:

  •
  Our compensation has three components—base salary, cash bonus and equity—of which all but base salary is performance-based;

  •
  Our cash bonuses are based on company performance and are determined based upon achievement of revenue, profitability and new product sales targets. Because those targets were not fully achieved for 2011, cash bonuses were paid out at only 55.56% of target;

  •
  Our equity for 2011 consisted of stock options and/or performance-based restricted shares. The stock options, by their nature, only have value if the value of the Company's shares increases after the date the options are granted. In addition, the restricted shares we granted for 2011 had performance-based vesting requirements such that they would be earned only if annual company performance targets for revenue and profitability were met. Because the Company's fiscal 2011 targets were not fully achieved, none of those restricted shares were earned and they were all forfeited;

  •
  As a result of the cash bonuses paid to our named executive officers for 2011, their total cash compensation was between the 25th and 65th percentiles of the market data provided by our compensation consultant in December 2011; and

  •
  The Compensation Committee reviewed, analyzed and considered whether the Company's compensation policies and practices create risks that are reasonably likely to have a material adverse effect on Sonus Networks, and concluded that no such material risks exist.

        The compensation components described above evidence our goal to align executive compensation with Company performance and increase long-term stockholder value. We will continue to design and implement our executive compensation programs and policies in line with this philosophy to promote superior performance results and generate greater value for our stockholders. We believe that by directly linking a significant portion of the compensation of our named executive officers to defined performance standards, we are able to promote balance between the drive for near-term growth and long-term increase in stockholder value.

        We urge stockholders to read the "Compensation Discussion and Analysis" section below, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the accompanying compensation tables and related narratives, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the "Compensation Discussion and Analysis" section will be effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement will contribute to the Company's success. Accordingly, for the reasons set forth above, we are asking our stockholders to approve the following advisory resolution at the 2012 annual meeting of stockholders:

  RESOLVED, that the stockholders of Sonus Networks, Inc. (the "Company") approve, on a non-binding advisory basis, the compensation paid to the Company's named executive officers as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the "Compensation Discussion and Analysis" section and the accompanying compensation tables and the related narratives in the Proxy Statement for the Company's 2012 annual meeting of stockholders.

        This vote is not intended to address any specific element of compensation, but rather the overall compensation paid to the named executive officers. Because your vote is advisory, it will not be binding upon the Board. The Board and the Compensation Committee will, however, review carefully and take into account the outcome of this "say-on-pay" vote when considering future compensation arrangements.

        At the 2011 annual meeting of stockholders, 91.7% of our shareholders voted, consistent with the Board's recommendation, for our "say-on-pay" proposals to occur every year. The Board has decided that the Company will hold an annual advisory vote on the compensation of our named executive officers at this year's annual meeting of stockholders and annually thereafter.

        The Board of Directors unanimously recommends a vote "FOR" the approval, on a non-binding advisory basis, of the compensation paid to our named executive officers, as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives in this Proxy Statement.

CORPORATE GOVERNANCE AND BOARD MATTERS

Code of Conduct

        Our Board has adopted a written Code of Conduct, which qualifies as a "code of ethics" as defined by the regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act. The Code of Conduct is intended to provide guidance on the conduct expected of Sonus' employees, officers and directors in the interests of preserving Sonus' reputation for integrity, accountability and fair dealing. To ensure that our business is conducted in a consistently legal and ethical manner, all of our directors, officers and employees must act in accordance with our Code of Conduct.

        We intend to disclose any amendment to or waiver of a provision of the Code of Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website available at www.sonusnet.com and/or in our public filings with the SEC.

        A current copy of our Code of Conduct is available on our website www.sonusnet.com, in the section entitled About Us—Investor Relations—Corporate Governance. A copy of the Code of Conduct may also be obtained, free of charge, from us upon a request directed to our corporate secretary at: Sonus Networks, Inc., 4 Technology Park Drive, Westford, Massachusetts 01886, Attention: Corporate Secretary.

Oversight of Risk Management

        At Sonus, we believe that innovation and leadership are impossible without taking risks. We also recognize that imprudent acceptance of risk or the failure to appropriately identify and mitigate risks could be destructive to stockholder value. The Board is responsible for assessing the Company's approach to risk management and overseeing management's execution of its responsibilities for identifying and managing risk. The Board exercises its responsibilities through discussions in Board meetings and also through its committees, each of which examines various components of enterprise risk as part of their responsibilities. Generally, strategic risks and the risks related to management delegation are overseen and evaluated by the full Board; financial and internal control risks are overseen and evaluated by the Audit Committee; risks relating to our compensation policies are overseen and evaluated by the Compensation Committee; and risks related to governance are overseen and evaluated by the Nominating and Corporate Governance Committee. Each committee assesses identified risks and informs the Board about the risks as needed. Management also regularly reports on each such risk to the relevant committee or the Board. Additional review or reporting on risks is conducted as needed or as required by the Board or one of its committees.

        In addition, an overall review of risk is inherent in the Board's consideration of our long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters. The Board's role in risk oversight of the Company is consistent with our leadership structure. The committees of the Board, the President and Chief Executive Officer and other members of senior management have responsibility for assessing and managing our risk exposure. The Board and, if applicable, its committees provide oversight in connection with those efforts.

Director Independence

        Under the NASDAQ Stock Market Marketplace Rules, a director will only qualify as an "independent director" if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. SEC rules also impose, through the NASDAQ Stock Market Marketplace Rules, special independence requirements for members of the Audit Committee. During its annual review of director independence, the Board considers all information it deems relevant, including without limitation, any transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates.

        Our Board has determined that each of James K. Brewington, John P. Cunningham, Beatriz V. Infante, Howard E. Janzen, John A. Schofield, Scott E. Schubert and H. Brian Thompson does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an "independent director" as defined under Rule 5605(a)(2) of the NASDAQ Stock Market Marketplace Rules. Our Board also determined that Paul Severino, who retired from the Board in June 2011, was an "independent director" as defined under Rule 5605(a)(2) of the NASDAQ Stock Market Marketplace Rules when he served as our director from January 2011 to June 2011. The special independence requirements of the SEC for Audit Committee members are discussed below under "Board Committees—Audit Committee."

Meeting Attendance

        Our Board recognizes the importance of director attendance at Board and committee meetings. Our Board held 7 meetings during 2011. Each of the directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which they served during fiscal 2011. While we do not have a policy regarding the attendance of directors at our annual meetings of stockholders, seven of the eight directors who served on our Board at the time of our 2011 annual meeting of stockholders attended the 2011 annual meeting of stockholders. Mr. Severino, a former director who retired from the Board effective immediately prior to the 2011 annual meeting of stockholders in June 2011, also attended such meeting.

Board Committees

        Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, and one ad-hoc committee: the Corporate Development and Investment Committee. With the exception of the Corporate Development and Investment Committee, each of these committees is composed entirely of independent directors as defined under applicable rules.

  Audit Committee

        Our Board has established an Audit Committee consisting of four members: Messrs. Schubert (Chairman), Cunningham, Janzen and Schofield. Each of the members of the Audit Committee is an "independent director" as defined under the NASDAQ Stock Market Marketplace Rules and the additional independence requirements for members of audit committees imposed by Rule 10A-3 under the Exchange Act. Our Board has determined that Mr. Cunningham is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Cunningham's experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Cunningham any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. The Audit Committee held 10 meetings during 2011.

        As described more fully in its charter, the Audit Committee responsibilities include, among other things:

  •
  appointing, evaluating, compensating, overseeing the work of and, if appropriate, terminating the appointment of the independent auditor;

  •
  overseeing the Company's financial reporting, including reviewing and discussing with management, the independent auditor and a member of the internal audit function, prior to public release, the Company's annual and quarterly financial statements to be filed with the SEC;

  •
  overseeing management's design and maintenance of the Company's internal control over financial reporting and disclosure controls and procedures; and

  •
  reviewing and discussing with management and the independent auditor the Company's financial risk exposures and assessing the policies and procedures management has implemented to monitor and control such exposures.

        The Audit Committee operates pursuant to a written charter adopted by the Board that reflects standards and requirements adopted by the SEC and the NASDAQ Stock Market, a current copy of which is available at www.sonusnet.com, in the section entitled About Us—Investor Relations—Corporate Governance.

  Compensation Committee

        The Compensation Committee consists of three members: Mr. Schofield (Chairman), Mr. Thompson and Ms. Infante. Mr. Severino, a former Board member, also served on the Compensation Committee as Chairman from January 2011 until his retirement in June 2011. Each of the members of the Compensation Committee, including Mr. Severino during his tenure on our Board, is an "independent director" as defined under the NASDAQ Stock Market Marketplace Rules. The Compensation Committee held 14 meetings during 2011.

        As described more fully in its charter, the Compensation Committee responsibilities include, among other things:

  •
  reviewing and approving the Company's compensation plans, practices and policies for directors and executive officers;

  •
  reviewing the Company's succession plans for executive officers, where requested to do so by the Board;

  •
  making recommendations to the Board regarding the establishment and terms of any incentive compensation or equity-based plans and monitoring their administration; and

  •
  reviewing and approving the engagement and, at least annually, the remuneration provided to any compensation consultant who has provided advice to the Compensation Committee.

        The Compensation Committee operates pursuant to a written charter adopted by the Board that reflects standards and requirements adopted by the NASDAQ Stock Market, a current copy of which is available at www.sonusnet.com, in the section entitled About Us—Investor Relations—Corporate Governance.

  Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee consists of three members: Messrs. Thompson (Chairman), Brewington and Janzen. Each of the members of the Nominating and Corporate Governance Committee is an "independent director" as defined under the NASDAQ Stock Market Marketplace Rules. The Nominating and Corporate Governance Committee held 6 meetings during 2011.

        As described more fully in its charter, the Nominating and Corporate Governance Committee responsibilities include, among other things:

  •
  identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the Board, and recommending to the Board candidates for: (i) nomination for election by the stockholders and (ii) any Board vacancies that are to be filled by the Board, subject to any rights regarding the selection of directors by holders of preferred shares and any other contractual or other commitments of the Company;

  •
  developing and recommending to the Board, overseeing the implementation and effectiveness of, and recommending modifications as appropriate to, a set of corporate governance guidelines applicable to the Company;

  •
  reviewing annually with the Board the composition of the Board as a whole and a succession plan in the event one or more directors ceases to serve for any reason; and

  •
  identifying appropriate director development and continuing education opportunities and making recommendations to the Board as appropriate.

        The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board that reflects standards and requirements adopted by the NASDAQ Stock Market, a current copy of which is available at www.sonusnet.com, in the section entitled About Us—Investor Relations—Corporate Governance.

  Corporate Development and Investment Committee

        The Corporate Development and Investment Committee is an ad-hoc committee of the Board and consists of five members: Messrs. Brewington, Cunningham, Dolan and Schubert and Ms. Infante. Each of Messrs. Brewington, Cunningham and Schubert and Ms. Infante is an "independent director" as defined under the NASDAQ Stock Market Marketplace Rules. The Corporate Development and Investment Committee held 4 meetings during 2011.

        Among other things, the purposes of the Corporate Development and Investment Committee include providing advice to the Board with respect to: the Company's minority investments; the issuance of debt securities of the Company stock repurchase programs that may be adopted by the Board; potential acquisitions, merger transactions, joint ventures and other investment transactions; uses of the Company's cash and short-term investments; and tax planning. The Corporate Development and Investment Committee also performs any other activities or responsibilities from time to time assigned to it by the Board. The Corporate Development and Investment Committee, however, does not have any authority to act on behalf of or bind the Company unless the Board delegates such authority to the Corporate Development and Investment Committee.

        The Corporate Development and Investment Committee operates pursuant to a written charter adopted by the Board, a current copy of which is available at www.sonusnet.com, in the section entitled About Us—Investor Relations—Corporate Governance.

Compensation Committee Interlocks and Insider Participation

        No interlocking relationship exists between any member of our Board or our Compensation Committee and any member of our Board or Compensation Committee of any other company, and none of these interlocking relationships have existed in the past.

Director Nomination Process

        The Nominating and Corporate Governance Committee encourages the selection of directors who will contribute to our overall corporate goals of responsibility to our stockholders, customers and employees. The Nominating and Corporate Governance Committee reviews from time to time the appropriate skills and characteristics required of individual directors to contribute to our success in today's business environment. The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to our Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board.

        In considering whether to recommend any particular candidate for inclusion in our Board's slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the criteria generally set forth in the Nominating and Corporate Governance Committee Charter. There are no specific minimum qualifications for a recommended nominee to our Board; however, the Nominating and Corporate Governance Committee considers, among other skills and criteria, the following criteria for nomination as a director: demonstrated business knowledge and experience and an ability to exercise sound judgment in matters that relate to our current and long-term objectives; commitment to understanding us and our industry and to regularly attend and participate in meetings of our Board and its committees; a reputation for integrity, honesty and adherence to high ethical standards; the ability and experience to understand the sometimes conflicting interests of our various constituencies and to act in the interests of all stockholders; and the absence of any conflict of interest that would impair the nominee's ability to represent the interest of all our stockholders and to fulfill the responsibilities of being a director. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our Board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities. In identifying potential director candidates, the Nominating and Corporate Governance Committee and the Board also focus on ensuring that the Board reflects a diversity of experiences, backgrounds and skills. The Nominating and Corporate Governance Committee has the authority to engage independent advisors to assist in the process of identifying and evaluating director candidates, but has not engaged any such advisors to date.

        Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates. All director candidates will be evaluated based on the criteria identified above, regardless of the identity of the individual or entity or person who proposed the director candidate. A stockholder who wishes to propose a candidate may provide the candidate's name and a detailed background of the candidate's qualifications to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Sonus Networks, Inc., 4 Technology Park Drive, Westford, MA 01886. Stockholders may also directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or our Board, by following the procedures set forth under "Stockholder Proposals For Presentation At 2013 Annual Meeting."

Board Leadership Structure

        The Company's by-laws delegate to the Board the right to exercise its discretion to either separate or combine the offices of Chairman of the Board and Chief Executive Officer. The Board evaluates its leadership structure and role in risk oversight on an ongoing basis. The decision to combine or separate the Chairman and Chief Executive Officer roles is determined on the basis of what the Board considers to be best for the Company at any given point in time. The current Board leadership structure separates the roles of Chairman and Chief Executive Officer. The independent Chair of the Board meets regularly with the Chief Executive Officer to discuss appropriate business to come before the Board and its committees and actively recommends agenda items for Board meetings.

        In 2008, our Board undertook a comprehensive review of our corporate governance practices, the corporate governance environment and trends at the time and, as a result, instituted a number of important changes, including separating the roles of Chairman and Chief Executive Officer. The Board continues to believe that this separation of roles and the current Board leadership structure is most appropriate because it believes that the leadership structure offers the following benefits:

  •
  increasing the independent oversight of Sonus and enhancing our Board's objective evaluation of our Chief Executive Officer;

  •
  liberating the Chief Executive Officer to focus on company operations instead of Board administration;

  •
  providing the Chief Executive Officer with an experienced sounding board;

  •
  providing greater opportunities for communication between stockholders and our Board;

  •
  enhancing the independent and objective assessment of risk by our Board; and

  •
  providing an independent spokesperson for our Company.

        The duties of the independent Chairman of the Board, among others, are to: convene and preside over Board meetings; convene and preside over executive sessions or other meetings of the independent directors; consult with the Chief Executive Officer as to agenda items and appropriate materials for Board and committee meetings; coordinate with committee chairs in the development and recommendations relative to Board and committee meeting content and schedules; and provide the Chief Executive Officer's annual performance evaluation communicating the feedback from the Compensation Committee and the Board.

Executive Sessions of the Board

        The Company's Board is structured to promote independence. All but one member of the Board are independent directors. Under our Corporate Governance Guidelines, our independent directors are required to meet regularly in executive session without management to review the performance of management and our Company and any related matters. Generally, executive sessions are held in conjunction with regularly scheduled meetings of the Board. We expect the Board to have a least four executive sessions each year.

        The Board's leadership is designed so that independent directors exercise oversight of the Company's management and key issues related to strategy and risk. Only independent directors serve on the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, and all standing Board committees are chaired by independent directors. The Board of Directors believes its leadership structure provides for appropriate independence between the Board and management.

Additional Governance Matters

  Public Availability of Corporate Governance Documents

        For more corporate governance information, you are invited to access our key corporate governance documents, including our Corporate Governance Guidelines, Code of Conduct and the charters of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Corporate Development and Investment Committee, on our corporate website at http://www.sonusnet.com; in print if you request them from our corporate secretary; and in our securities filings with the SEC. The references in this Proxy Statement to our corporate website are not intended to, and do not, incorporate by reference into this Proxy Statement any materials contained on such website.

  Stockholder Communications with the Board of Directors

        Stockholders may communicate with our Board by writing, e-mailing or calling our Investor Relations Department at Sonus Networks, Inc., 4 Technology Park Drive, Westford, MA 01886, Attention: Investor Relations, (978) 614-8440, ir@sonusnet.com. Our Investor Relations Department will review all such communications and will forward to the Chairman of the Audit Committee all communications that raise an issue appropriate for consideration by our Board.

EXECUTIVE OFFICERS OF THE REGISTRANT

        The executive officers of the Company as of the date hereof are listed below.

Name	Age	Position
Raymond P. Dolan	54	President and Chief Executive Officer
Maurice Castonguay	60	Senior Vice President, Chief Financial Officer and Treasurer
Todd Abbott	52	Senior Vice President, Worldwide Sales and Marketing
Matthew Dillon	51	Senior Vice President, Global Services
Kathleen Harris	53	Vice President, Human Resources
Elmer Lai	40	Vice President, Finance, Corporate Controller and Principal Accounting Officer
Rajiv Laroia	49	Senior Vice President, Engineering and Chief Technology Officer
Jeffrey M. Snider	47	Senior Vice President, General Counsel and Secretary

        Biographical information regarding each executive officer other than Raymond P. Dolan is set forth below. Mr. Dolan's biographical information is set forth above under "Proposal 1—Election of Directors."

        Maurice Castonguay has been our Senior Vice President and Chief Financial Officer since August 2011. Prior to joining the Company, Mr. Castonguay served as Senior Vice President and Chief Financial Officer of BigBand Networks, Inc., a developer of digital video networking solutions, from 2008 to 2010. Mr. Castonguay was the Chief Financial Officer of Acopia Networks, Inc., a developer of intelligent file virtualization software, from 2006 until its acquisition by F5 Networks, Inc. in 2007. In 2006, Mr. Castonguay was the Chief Financial Officer of video-on-demand solutions provider Broadbus Technologies, Inc. until it was acquired by Motorola, Inc. From 2005 to 2006, Mr. Castonguay served as the Chief Financial Officer of Colubris Networks Inc., a wireless access devices company. Prior to that, he served as the Chief Financial Officer of MatrixOne, Inc., a product lifecycle management software company, from 1999 to 2004. Mr. Castonguay served as a director of Media 100 Inc., from 1997 to 2004, and as a director of Cedar Point Communications, Inc. from 2005 to 2010. Mr. Castonguay is a certified public accountant and holds a Bachelor of Science degree in accounting and a Master of Science degree in taxation from Bentley College, as well as a Master of Business Administration degree from Babson College.

        Todd Abbott has been our Senior Vice President, Worldwide Sales and Marketing since May 2011 and is responsible for our global sales force, marketing and channel partnerships. In addition, Mr. Abbott leads corporate marketing, aligning all go-to-market strategies for Sonus solutions worldwide. Prior to joining Sonus, Mr. Abbott served as Senior Vice President of Sales and Marketing at Avaya Inc. from 2008 to 2010. Previously, Mr. Abbott was Executive Vice President of Worldwide Sales, Marketing and Service at Seagate Technology LLC from 2007 to 2008, and Senior Vice President of Worldwide Sales and Marketing at Symbol Technologies, Inc. from 2002 to 2006. He held positions of increasing responsibility at Cisco Systems, Inc., including Group Vice President of Service Providers in Europe and Vice President of South Asia, from 1994 to 2002. He also served in various sales and sales management positions at IBM Corp. from 1982 to 1994. Mr. Abbott holds a Bachelor of Science degree from Northeastern University with a double major in Finance and Marketing.

        Matthew Dillon has been our Senior Vice President, Global Services since June 2011 and was previously our Vice President, Global Services from 2001 to 2011. Prior to joining Sonus, from 1987 to 2000, he was a founding member of Boston Technology (later purchased by Comverse Technology Corp.), which created the de-facto standard in scalable central office-based voicemail platforms for Bell Atlantic.

        Kathleen Harris has been our Vice President, Human Resources since July 2007. Before joining Sonus, from 2004 to 2007, Ms. Harris held the position of Vice President, Human Resources at Lightbridge, Inc., a software and services company, and Director of Human Resources from 2000 to 2003. Prior to Lightbridge, Inc., Ms. Harris was Vice President, Human Resources at Trend-Lines, Inc., a company that sold woodworking tools and accessories and golf equipment. Ms. Harris holds a Master of Business Administration degree and a Bachelor of Science degree in Government from Suffolk University. Ms. Harris is a member of the Human Resources Leadership Forum, Society for Human Resources Management and the Northeast Human Resources Association.

        Elmer Lai has served as our Principal Accounting Officer since October 2010 and as our Vice President of Finance and Corporate Controller since he joined the Company in August 2010. From 2001 to 2010, Mr. Lai was the Corporate Controller of Airvana, Inc., a wireless infrastructure provider. Mr. Lai is a licensed certified public accountant and holds a Master of Business Administration degree from Boston University and a Bachelor of Science degree in Electrical Engineering from Cornell University.

        Rajiv Laroia has served as our Senior Vice President, Engineering and Chief Technology Officer since February 2011. Dr. Laroia was a founder and Chief Technology Officer of Flarion Technologies since 2000, a company that developed and commercialized the first Orthogonal frequency-division multiplexing-based all-IP wireless data system and was acquired by QUALCOMM Incorporated in 2006. From 2006 to 2011, Dr. Laroia served as Senior Vice President at QUALCOMM Incorporated, focusing on advanced research in wireless networks and technologies. Dr. Laroia had also served in senior leadership positions in Lucent/Bell Laboratories. Dr. Laroia received his Ph.D. in 1992 and his Master's degree in 1989 from the University of Maryland, College Park and a Bachelor's degree in 1985 from the Indian Institute of Technology, Delhi, all in electrical engineering. He was inducted to the Innovations Hall of Fame, University of Maryland, College Park, in 2006. In 2007, he received the IIT Delhi Distinguished Alumni Award. Dr. Laroia is a Fellow of the Institute of Electrical and Electronics Engineers.

        Jeffrey M. Snider has served as our Senior Vice President, General Counsel and Secretary since June 2009. Prior to joining Sonus, from 2006 to 2008, Mr. Snider served in a dual legal and operating role as Executive Vice President and General Counsel of Bankruptcy Management Solutions, Inc., a provider of hardware, software and services to the bankruptcy industry. From 2003 to 2006, Mr. Snider was the Senior Vice President and General Counsel of Geac Computer Corporation, Ltd., a global software and services provider. Prior to Geac Computer Corporation, Ltd., Mr. Snider was Senior Vice President and General Counsel at Lycos, Inc., an industry-leading Internet conglomerate. Before his in-house career, Mr. Snider was a member of the Boston law firm of Hutchins & Wheeler. Mr. Snider served as a Director on the Board of the New England Legal Foundation from 2001 to 2009, and was a Trustee of the Boston Bar Foundation from 2003 to 2007. Mr. Snider is a graduate of Amherst College and the University of Virginia School of Law.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

        The following table sets forth information regarding beneficial ownership of our common stock as of March 16, 2012 by:

  •
  each person who beneficially owns, to the best of our knowledge, more than 5% of the outstanding shares of our common stock;

  •
  each of our Named Executive Officers (as defined in the Summary Compensation Table below);

  •
  each of our directors; and

  •
  all of our current executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. In computing the number of shares beneficially owned by each person named in the following table and the percentage ownership of that person, shares of common stock that are subject to stock options held by that person that are currently exercisable or exercisable within 60 days of March 16, 2012 are deemed owned by that person and are also deemed outstanding. These shares are not, however, deemed outstanding for purposes of computing the percentage ownership of any other person.

        Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The percentage of common stock outstanding as of March 16, 2012 is based upon 279,893,911 shares of common stock outstanding on that date plus shares subject to options to the extent noted above.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Outstanding
Named Executive Officers:
Raymond P. Dolan(1)	1,450,833		*
Maurice Castonguay(2)	447,917		*
Wayne Pastore(3)	300,208		*
Todd Abbott(4)	642,579		*
Matthew Dillon(5)	951,516		*
Rajiv Laroia(6)	930,154		*
Non-Employee Directors:
James K. Brewington(7)	55,833		*
John P. Cunningham(8)	128,333		*
Beatriz V. Infante(9)	47,500		*
Howard E. Janzen(10)	125,333		*
John A. Schofield(11)	46,458		*
Scott E. Schubert(12)	62,916		*
H. Brian Thompson(13)	173,333		*
All current executive officers and directors as a group (15 persons)(14)	5,592,760	2.00%

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Outstanding
5% Owners:
Senate Limited (Trustee)—P.O. Box 71082, Dubai, United Arab Emirates(15)	67,295,079	24.04%
Artis Capital Management, L.P.—One Market Plaza, Steuart Street Tower, Suite 27, San Francisco, CA 94105(16)	27,184,276	9.71%
Empire Capital—1 Gorham Island, Suite 201, Westport, CT 06880(17)	24,325,011	8.69%

*
Less than 1% of the outstanding shares of common stock.

(1)
Includes 395,833 shares subject to outstanding options that are exercisable as of May 15, 2012 and 956,250 shares of restricted stock subject to vesting.

(2)
Includes 447,917 shares of restricted stock subject to vesting.

(3)
Mr. Pastore stepped down as our Senior Vice President and Chief Financial Officer, effective August 25, 2011. This number includes 230,208 shares subject to outstanding options that are exercisable as of May 15, 2012.

(4)
Includes 125,000 shares subject to outstanding options that are exercisable as of May 15, 2012 and 493,750 shares of restricted stock subject to vesting.

(5)
Includes 774,896 shares subject to outstanding options that are exercisable as of May 15, 2012 and 152,083 shares of restricted stock subject to vesting.

(6)
Includes 234,375 shares subject to outstanding options that are exercisable as of May 15, 2012 and 664,583 shares of restricted stock subject to vesting.

(7)
Includes 45,833 shares subject to outstanding options that are exercisable as of May 15, 2012 and 5,000 shares of restricted stock subject to vesting.

(8)
Includes 118,333 shares subject to outstanding options that are exercisable as of May 15, 2012 and 5,000 shares of restricted stock subject to vesting.

(9)
Includes 37,500 shares subject to outstanding options that are exercisable as of May 15, 2012 and 5,000 shares of restricted stock subject to vesting.

(10)
Includes 98,333 shares subject to outstanding options that are exercisable as of May 15, 2012 and 5,000 shares of restricted stock subject to vesting.

(11)
Includes 36,458 shares subject to outstanding options that are exercisable as of May 15, 2012 and 5,000 shares of restricted stock subject to vesting.

(12)
Includes 47,916 shares subject to outstanding options that are exercisable as of May 15, 2012 and 5,000 shares of restricted stock subject to vesting.

(13)
Includes 133,333 shares subject to outstanding options that are exercisable as of May 15, 2012 and 5,000 shares of restricted stock subject to vesting.

(14)
Includes 2,320,935 shares subject to outstanding options that are exercisable as of May 15, 2012, and 2,878,333 shares of restricted stock subject to vesting owned by our current directors and executive officers. Each of our current directors and executive officers may be reached at 4 Technology Drive, Westford, Massachusetts 01886.

(15)
According to a Schedule 13D/A No. 10 filed with the SEC on January 15, 2010, reporting the beneficial ownership of 67,295,079 shares of our common stock, each of Galahad Securities Limited, Legatum Capital Limited, Legatum Global Holdings Limited, Legatum Global Investment Limited and Senate Limited (acting on behalf of a trust formed under the laws of The Cayman

  Islands as of July 1, 1996) reports sole voting power and sole dispositive power of the 67,295,079 shares.

(16)
According to a Schedule 13G/A No. 2 filed with the SEC on March 23, 2012, reporting the beneficial ownership of 27,184,276 shares of our common stock, Artis Capital Management, L.P. ("Artis") reports the sole voting power and sole dispositive power of the 27,184,276 shares. According to such Schedule 13G/A No. 2, Artis, a registered investment adviser, serves as an investment adviser to various investment funds that directly hold our common stock for the benefit of the investors in those funds. Pursuant to the same Schedule 13G/A No. 2, the investment funds have the right to receive dividends from, or the proceeds from the sale of, our common stock. According to such Schedule 13G/A No. 2, Artis Capital Management, Inc. ("Artis Inc.") is the general partner of Artis, and Stuart Peterson ("Mr. Peterson") is the president of Artis Inc. and the controlling owner of Artis and Artis Inc. In the Schedule 13G/A No. 2, it is stated that by virtue of these relationships, Artis Inc. and Mr. Peterson may be deemed to beneficially own the common stock held by the funds; however, the filing of the Schedule 13G/A No. 2 is not construed as an admission that Artis Inc. or Mr. Peterson is the beneficial owner of the common stock held by the funds.

(17)
According to a Schedule 13G/A No. 1 filed with the SEC on February 14, 2012, reporting the beneficial ownership of 24,325,011 shares of our common stock, each of Empire Capital Management, L.L.C. ("Empire"), Scott A. Fine ("Mr. Fine"), and Peter J. Richards ("Mr. Richards") reports shared dispositive power over the 24,325,011 shares. Pursuant to the same Schedule 13G/A No. 1, each of Mr. Fine and Mr. Richards disclaims beneficial ownership of the stock, except to the extent of that person's pecuniary interest therein. According to the Schedule 13G/A No. 1, (i) Empire serves as the investment manager to and has investment discretion over the securities held by Empire Capital Partners, LP; Empire Capital Partners, LTD; Empire Capital Partners Enhanced Master Fund, LTD; Charter Oak Partners, LP; Charter Oak Partners II LP and Charter Oak Master Fund Ltd.; (ii) Empire GP serves as the general partner of Empire Onshore; (iii) Empire GP has retained Empire to serve as investment manager to Empire Capital Partners, LP; and (iv) Mr. Fine and Mr. Richards are the only managing members of Empire and the only managing partners of Empire GP.

 AUDIT COMMITTEE REPORT

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the U.S. Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

        We reviewed Sonus' audited financial statements for the fiscal year ended December 31, 2011 and discussed these financial statements with Sonus' management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Sonus' management is responsible for Sonus' financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Sonus' independent registered public accounting firm, Deloitte & Touche LLP, or Deloitte, is responsible for performing an independent audit of Sonus' financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and issuing a report on those financial statements and issuing a report on the effectiveness of Sonus' internal control over financial reporting as of the end of the fiscal year. Our responsibility is to monitor and review these processes. We also reviewed and discussed with Deloitte the audited financial statements and the matters required by SEC Regulation S-X Rule 2-07 and Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB.

        Deloitte provided us with the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence. This Standard requires independent registered public accounting firms annually to disclose in writing all relationships that in the independent registered public accounting firm's professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. We also considered whether Deloitte's provision of other, non-audit related services to Sonus is compatible with maintaining Deloitte's independence.

        Based on its discussions with management and Deloitte, and our review of information provided by management and Deloitte, we recommended to the Sonus Board of Directors that the audited financial statements and management's report on internal control over financial reporting be included in Sonus' Annual Report on Form 10-K for the year ended December 31, 2011.

Submitted by, AUDIT COMMITTEE: Scott E. Schubert (Chairman) John P. Cunningham Howard E. Janzen John A. Schofield

 COMPENSATION COMMITTEE REPORT

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the U.S. Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

        The Compensation Committee consists of John A. Schofield (Chairman), Beatriz V. Infante and H. Brian Thompson. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by, COMPENSATION COMMITTEE: John A. Schofield (Chairman) Beatriz V. Infante H. Brian Thompson

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The Compensation Committee of the Board oversees our executive compensation program and practices, approves all compensation policies applicable to our executive officers in accordance with our compensation philosophy and makes decisions regarding all forms of compensation to our executive officers.

  Executive Summary

        In 2011, the Compensation Committee designed our executive compensation programs and practices with the following features:

  •
  Our compensation has three components—base salary, cash bonus and equity—of which all but base salary is performance-based;

  •
  Our cash bonuses are based entirely on company performance, and are determined based on achievement of revenue, profitability and new product sales targets. Because those targets were not fully achieved for 2011, cash bonuses were paid out at only 55.56% of target;

  •
  Our equity for 2011 consisted of stock options and/or performance-based restricted shares. The stock options, by their nature, only have value if the value of the Company's shares increases after the date the options are granted. In addition, the restricted shares we granted for 2011 had performance-based vesting requirements such that they would be earned only if annual company performance targets for revenue and profitability were met. Because the 2011 fiscal year targets were not fully achieved, none of those restricted shares was earned and they were all forfeited;

  •
  As a result of the cash bonuses paid to our Named Executive Officers for 2011, their total cash compensation was between the 25th and 65th percentiles of the market data provided by our compensation consultant in December 2011; and

  •
  The Compensation Committee reviewed, analyzed and considered whether the Company's compensation policies and practices create risks that are reasonably likely to have a material adverse effect on Sonus Networks, and concluded that no such material risks exist.

        Sonus Networks' philosophy regarding executive compensation is to attract, retain, motivate and reward the most qualified executive officers and to align their interests with those of the Company and its stockholders by tying a material portion of our executive officers' total compensation to the Company's financial performance. The performance metrics for fiscal 2011 used in our executive compensation program included a revenue goal, a full-year operating earnings goal and a new product bookings goal. With the exception of base salary, our executive compensation for 2011 was performance-based, with realization of compensation dependent either on the achievement of specified corporate goals or tied to the stock price of the Company. Cash bonuses are subject to increase when Company results exceed corporate targets, reduction when results fall below corporate targets, and elimination if Company results do not meet threshold levels of performance. Similarly, the ultimate value of equity-based incentives realized by our executive officers will rise or fall in accordance with the Company's stock price performance.

        The Compensation Committee believes that the Company's executive compensation program is market competitive and provides suitable incentives for the Named Executive Officers to achieve sustained value for the Company and its stockholders. The Compensation Committee remains committed to providing our Named Executive Officers with competitive compensation opportunities that allow for significant upside when the Company is performing well above its corporate objectives, and the Compensation Committee believes that the Company's executive compensation program and practices incorporate a pay-for-performance approach that also avoids compensation arrangements that encourage excessive risk taking.

  Pay for Performance

        The Compensation Committee ties increases or decreases in overall executive compensation with the overall financial performance of the Company. The Compensation Committee selected metrics to measure bonus achievement that correspond to the financial needs and strategic goals of the Company during the relevant period. For 2011, bonus metrics were focused on opportunities that would increase our revenues, operating earnings, and bookings from the sale of new products.

        Despite Sonus Networks' improved annual performance compared with fiscal 2010, that performance did not meet the corporate objectives set by the Board, and therefore, the overall compensation values realized by our executive officers were lower than if the Company had achieved those targets. Our executive officers received only 55.56% of their targeted cash bonus for the 2011 fiscal year. In addition, because certain company performance metrics were not achieved, performance-based restricted shares granted to our executive officers for the fiscal 2011 year did not vest and, as a result, were forfeited.

  Say-on-Pay and Say-on-Frequency Results

        The Compensation Committee considered the result of the 2011 advisory, non-binding "say-on-pay" proposal in connection with the discharge of its responsibilities. 92.5% of our stockholders approved the compensation of the named executive officers described in our proxy statement in 2011. The Compensation Committee believes this vote demonstrates broad support for the Company's executive compensation program and the Compensation Committee continued these programs with respect to 2011 compensation.

        In light of the voting results with respect to the frequency of stockholder votes on executive compensation at the 2011 annual meeting of stockholders in which 91.7% of our shareholders voted for "say-on-pay" proposals to occur every year, the Board of Directors has decided that the Company will hold an advisory vote on the compensation of our named executive officers at this year's annual meeting of stockholders and annually thereafter.

  Compensation Philosophy and Practices

        Our compensation philosophy and practices are an important part of our business strategy in helping to attract, retain, motivate and reward executive talent and to align the interests of our executive officers with those of our stockholders. We have a rigorous performance and compensation management system and we believe our compensation processes and programs are aligned to provide strong incentive for success while appropriately balancing risk. Our executive compensation program is designed to achieve the following key objectives:

  •
  Attract and retain those individuals with the leadership abilities and skills necessary to build long-term stockholder value;

  •
  Drive performance by weighting compensation substantially towards performance-based cash- and equity-incentive compensation components rather than fixed base salaries as a percentage of total compensation; and

  •
  Connect compensation to performance by providing incentives that promote near- and long-term financial stability to continuously enhance stockholder value.

        We seek to accomplish these objectives by:

  •
  Providing independent Board oversight;

  •
  Avoiding being overly rigid, formulaic or short-term oriented;

  •
  Offering compensation opportunities that attract, retain and develop highly talented executives;

  •
  Motivating individuals to perform at their highest levels, and encouraging and rewarding outstanding initiative, achievement, teamwork and a shared success environment; and

  •
  Reinforcing critical measures of performance derived from our business strategy and key success factors.

        Our executive compensation program has historically targeted executive base salaries below the median of our peer group, but includes additional annual cash incentives designed to make us competitive with our peer group on a total cash compensation basis (at the 50th percentile opportunity if annual goals are achieved), and long-term equity incentives that are highly competitive relative to our peer group (at the 75th percentile opportunity if challenging long-term performance goals are achieved, and below the 50th percentile opportunity if performance falls short of our long-term performance goals). While our executive compensation programs are intended to provide competitive, performance-based incentives to our executives, actual executive compensation can vary greatly. The amount of performance-based incentive cash compensation awarded is based on measures of profitability, revenue and bookings from new product sales and, therefore, our executives are only awarded such compensation if they achieve the annual corporate performance goals set by our Board.

        Executive turnover in recent years has influenced executive compensation decision-making. The Company has undergone a number of executive transitions over the past 18 months, hiring a new Senior Vice President and Chief Financial Officer in August 2011, a new Senior Vice President of Worldwide Sales and Marketing in May 2011, a new Senior Vice President of Engineering and Chief Technology Officer in February 2011, and a new President and Chief Executive Officer in October 2010. In 2011, the Company also hired a new Vice President of Investor Relations, a Vice President of Business Development, a Vice President and General Manager of Communications Applications, a Vice President and General Manager of its Bangalore operation, and a Vice President of Engineering, among other senior positions. Meanwhile, the performance of the stock markets in general and the Company's stock in particular have diminished the value of the Company's equity incentives and, as a result, the Compensation Committee and management have been required to target certain base salaries, including for certain of our Named Executive Officers, at a higher percentile in order to attract talented executives necessary to create a company with strong growth and earnings potential. We face competition for executives from larger companies with significantly greater cash compensation and from smaller private companies with greater perceived equity growth potential through an initial public offering or acquisition and therefore must at times pay a premium relative to market to be competitive in our total compensation in order to attract highly talented executives.

  Determining Executive Compensation

        The Compensation Committee determines and approves the compensation level for the President and Chief Executive Officer; reviews and sets compensation levels of other key executive officers; evaluates and approves goals and objectives of the President and Chief Executive Officer as well as other key executive officers; evaluates the performance of these executives in light of those goals and objectives; evaluates and approves all grants of equity-based compensation to the President and Chief Executive Officer and the other executive officers; and recommends to our Board compensation policies for outside directors. The Compensation Committee may form and delegate authority to one or more subcommittees as it deems appropriate from time to time.

        Our Board sets the overall corporate performance goals for each year, while the Compensation Committee reviews and approves each executive officer's objectives and target bonus. After the end of the fiscal year, the Compensation Committee reviews the actual corporate performance against the predetermined performance goals and objectives as well as other performance considerations related to unforeseen events during the year to determine the appropriate bonus amount, if any, to be paid to each eligible participant.

        The Compensation Committee reviews each component of the executive's compensation against executive compensation surveys. The surveys used for comparison reflect compensation levels and practices for persons holding comparable positions at certain of our peer group companies. The Compensation Committee also solicits appropriate input from our President and Chief Executive Officer, who works with our Vice President of Human Resources, to recommend compensation for those executives reporting directly to him. The Compensation Committee considers, but is not bound by, recommendations made by Company management. Similarly, the Compensation Committee may accept, reject or modify any recommendations by compensation consultants or other outside advisors. All decisions regarding the President and Chief Executive Officer's compensation are made by the Compensation Committee in executive session without the President and Chief Executive Officer present.

        The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. For 2011, the Compensation Committee retained Pearl Meyer & Partners as its compensation consultants to provide an analysis of the total compensation practices for our executive and senior management positions. Pearl Meyer & Partners provided the Compensation Committee with a study, whose purpose was to provide management and the Compensation Committee with current information on the competitiveness of our total cash and long-term incentive compensation. The study provided a significant amount of comparative information, using peer group data and, as a market check, additional executive compensation survey data representing the broader technological industry. Our 2011 target compensation was benchmarked to our peer group and compared as a market check to additional survey data.

        The following companies were used in Pearl Meyer & Partner's executive compensation assessment of our 2011 executive compensation program, and such assessment included a compensation analysis and comparison of each such company based upon information derived from publicly disclosed filings for the most recent fiscal year end as of July 2011:

		Data as of Applicable Fiscal Year End Date
	Fiscal Year End Date for Data Considered in 2011 Executive Compensation Analysis
Company		Revenue ($ Millions)	Market Capitalization ($ Millions)	Net Income (Loss) ($ Millions)	Research and Development Expense ($ Millions)	Number of Employees
Acme Packet, Inc.	December 2010	$231	$3,371	$43	$36	570
ADTRAN, Inc.	December 2010	$606	$2,282	$114	$90	1,663
Aruba Networks, Inc.	July 2011	$397	$2,038	$71	$85	1,057
BigBand Networks, Inc.	December 2010	$112	$193	$(32)	$51	465
Blue Coat Systems, Inc.	April 2011	$487	$1,289	$47	$82	1,333
BroadSoft, Inc.	December 2010	$96	$590	$8	$20	372
Calix, Inc.	December 2010	$287	$631	$(19)	$55	479
Digi International Inc.	September 2010	$183	$278	$9	$28	648
Harmonic Inc.	December 2010	$423	$958	$(4)	$77	1,106
Infinera Corp.	December 2010	$454	$1,043	$(28)	$119	1,072
Ixia	December 2010	$277	$1,109	$11	$72	1,100
Riverbed Technology, Inc.	December 2010	$552	$5,169	$34	$87	1,244
ShoreTel, Inc.	June 2011	$200	$356	$(11)	$46	634
Symmetricom, Inc.	June 2011	$208	$307	$1	$27	570
Tekelec	December 2010	$424	$817	$15	$92	1,291
Sonus Networks, Inc.	December 2010	$249	$740	$(11)	$63	968
Sonus Networks, Inc. Percentile Position		39th	40th	22nd	46th	48th

        The peer group selection factors included revenue size and industry (communications equipment). The Compensation Committee modified the peer group as compared to 2010. The Compensation Committee believes that the 2011 peer group is more relevant for purposes of benchmarking executive pay than the 2010 peer group because the modifications have resulted in a collection of companies more similar to us with respect to business models and size in terms of revenue (all are between one-third and three times the revenue of the Company), market capitalization, and the number of employees. Such peer companies also have a more similar research and development focus, indicative of a similar focus on new product development, as compared to the Company.

        Although the competitive positioning of individual executives varied, the findings by Pearl Meyer & Partners indicated that, in the aggregate:

  •
  With the exception of certain newly hired or promoted executive officers, total compensation paid to our executive officers were generally at or below the median of our peer group;

  •
  Total cash compensation was between the 25th and 65th percentiles (reflecting in part the base salaries provided to attract talented new executives in fiscal 2011) of the market data provided by our compensation consultant in December 2011; and

  •
  Target total direct compensation was above the peer group median, reflecting the Company's focus on providing 75th percentile equity incentive award opportunities; but because of the Company's failure to achieve its 2011 fiscal year targets, the actual compensation received by our Named Executive Officers was much lower than target.

  Compensation Components

        Our executive compensation program has three major components that support the Company's compensation objectives, each of which is discussed in detail below. The Compensation Committee reviews the executive compensation program on an annual basis.

        Compensation Mix.    A significant portion of our executive officers' total direct compensation (which includes base salary, cash bonus and equity-based incentives) opportunity is attributable to variable compensation—that is, the amount our executives earn is dependent upon Company performance. Of the elements of total direct compensation, only base salary is fixed compensation, while cash bonuses and equity-based awards are variable compensation. The balance of each Named Executive Officer's compensation package consists of restricted stock with performance-based and/or time vesting and stock options, which vest over time, and therefore, the value of which is tied to the Company's stock performance. These variable elements are intended to align the executives' performance and interests with Company performance and long-term stockholder value. We do not typically offer perquisites or employee benefits to executive officers that are not also made available to employees on a broad basis. However, all of our executive officers are eligible for certain benefits offered to employees generally, including life, health, disability and dental insurance, as well as to participate in our 401(k) plan. We have also entered into executive agreements with certain of our executive officers, including our Named Executive Officers, which provide for certain severance benefits upon termination of employment, including a termination following a change in control of the Company.

        Base Salary.    Base salaries are designed to reflect the scope of responsibilities, performance and competencies of the individual executives. Increases in base salary, if any, are based upon an evaluation of the individual's performance and level of pay compared to benchmark data for similar positions at peer companies. With the exception of Mr. Dillon who joined us as our Vice President, Global Services in 2001 and with whom we did not sign a formal employment agreement, the salary for each Named

Executive Officer was originally determined in his respective employment agreement. Each Named Executive Officer's base salary is reviewed on an annual basis as well as at the time of a promotion or other change in responsibilities.

        Cash Bonuses.    The Company has one cash incentive plan—the Senior Management Cash Incentive Plan, or the SMCIP—that covers the President and Chief Executive Officer, all the Senior Vice Presidents and one other executive officer who is a direct report of the President and Chief Executive Officer. The eligibility for an annual cash bonus creates an incentive to achieve desired near-term corporate goals that are in furtherance of the Company's long-term objectives. The compensation program establishes target bonuses, set as a percentage of annual base salary, for each position. Cash bonuses are expected to represent a substantial part of total compensation for our executives if the Company achieves certain annual financial objectives, as applicable. The target bonuses for executive officers covered by the SMCIP in fiscal 2011 were determined by the Compensation Committee based upon competitive market and peer group data and analysis, ranged between 50% and 100% of annual base salary, and were tied to the achievement of annual corporate goals, with no individual metrics. Total cash compensation—base salary plus cash bonus—has historically been targeted at the 50th percentile opportunity when compared to our peer group if annual goals are achieved. The Compensation Committee annually benchmarks target bonuses as a component of executive compensation against peer group data. It believes that the target bonuses for our executive officers for 2011 were within the appropriate range as a percentage of base salary and overall total compensation.

        The 2011 corporate goals for the SMCIP were based upon achievement of the following corporate metrics:

Objective	Target	Level of Achievement Necessary to Receive Bonus	Leverage Factor for Overachievement	2011 Actual Achievement	2011 Actual Achievement Percentage	Weight	2011 Bonus Payout Percentage (2011 Actual Achievement Percentage x Weight)
Revenue(1)	$300,000,000	85%	Maximum 1.5x at 120% ($360,000,000)	$259,700,000	86.57%	25%	21.64%
Full Year Operating Earnings(2)	$30,000,000	60%	Maximum 1.5x at 125% ($37,500,000)	$(4,260,000)	0.00%	50%	0.00%
New Product Bookings	$40,000,000	80%	Maximum 1.5x at 125% ($50,000,000)	$47,137,000	135.70%	25%	33.92%

						100%	55.56%

(1)
If this measure was not achieved, it would be deemed achieved if the sum of (i) the actual performance of this measure and (ii) the amount of any positive change in deferred revenue for 2011 met or exceeded the target performance for this measure. However, the impact of any positive change in deferred revenue did not count towards greater than 100% achievement for this measure.

(2)
This metric is a non-GAAP measure and excludes the impact of stock-based compensation and amortization of intangible assets recorded in fiscal 2011.

        As a hypothetical example, the bonus calculation for an executive under the SMCIP whose target cash incentive was $100,000 is set forth below, based on a range of levels of corporate goals:

Weight	Objective	Accomplish 75% of Corporate Objectives ($)	Accomplish 85% of Corporate Objectives ($)	Accomplish 100% of Corporate Objectives ($)	Accomplish 105% of Corporate Objectives ($)	Accomplish 150% of Corporate Objectives ($)	Actual 2011 Achievement ($)
25%	Revenue	$—	$21,250	$25,000	$28,130	$37,500	$21,640
50%	Full Year Operating Earnings	18,750	42,500	50,000	55,000	75,000	—
25%	Product Bookings	—	21,250	25,000	27,500	37,500	$33,920

	Total	$18,750	$85,000	$100,000	$110,630	$150,000	$55,560

        The Compensation Committee will continue the SMCIP for fiscal 2012, using financial metrics consistent with our 2012 operating plan and the financial objectives associated with that plan. We achieved approximately 14.8% of the corporate goals for 2008, 117.0% of the corporate goals for 2009, 209.7% of the corporate goals for 2010, and 55.56% of the corporate goals for 2011.

        The Named Executive Officers were eligible to receive the following annual bonuses under the SMCIP, subject to the achievement of certain specific objectives:

Name and Principal Position(1)	Bonus Eligibility Under SMCIP	Full Year Bonus Target	Pro-Rated Bonus Target (For 2011 New Hires)	Bonus Earned in Fiscal 2011
Raymond P. Dolan(2) President and Chief Executive Officer	100% of base salary	$500,00	N/A	$277,800
Maurice Castonguay(2)(3) Senior Vice President and Chief Financial Officer	60% of base salary	$171,000	$57,000	$31,669
Rajiv Laroia(2)(3) Senior Vice President, Engineering and Chief Technology Officer	100% of base salary	$375,000	$343,750	$190,988
Todd Abbott(2)(3) Senior Vice President, Worldwide Sales and Marketing	50% of base salary	$185,000	$123,333	$68,524
Matthew Dillon(4) Senior Vice President, Global Services	60% of base salary	$162,000	N/A	$90,007

(1)
Mr. Pastore resigned from the Company in August 2011 and was entitled to a severance package, as discussed below under "Executive, Severance and Change of Control Benefits."

(2)
The bonus eligibility of each of Messieurs Dolan, Castonguay, Abbott and Laroia under the SMCIP was determined pursuant to the terms of their respective employment agreements.

(3)
Since Messieurs Castonguay, Abbott and Laroia joined the Company in fiscal 2011, their respective target bonuses were pro-rated for the number of days in 2011 during which they were employed by the Company.

(4)
Because Mr. Dillon does not have an employment agreement with the Company that contains a percentage relating to his bonus eligibility under the SMCIP, Mr. Dillon's target bonus level was based upon competitive data, including peer group data, his position in the Company, and his anticipated contributions to our long-term goals. The President and Chief Executive Officer provided a recommendation as to Mr. Dillon's target bonus to the Compensation Committee for the Compensation Committee's consideration and approval.

        Based on the Company's actual performance against the 2011 financial objectives, on February 29, 2012, the Compensation Committee authorized the payment to our executive officers of 55.56% of the cash bonus awards under the SCMIP. In order to receive their cash incentive awards, each of our executive officers was required to acknowledge that all such awards, if and to the extent subject to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, are subject to any incentive compensation policy established from time to time by the Company in order to comply with the Dodd-Frank Act. The Compensation Committee intends to revise the SCMIP to implement a new clawback policy once final rules are adopted with respect to the requirements under the Dodd-Frank Act.

        Equity-based Incentives.    Equity-based incentives are provided to executives whose decisions and actions have a direct impact upon our performance and success. Stock options and performance—and time-vested restricted stock are awarded to our executive officers in order to tie their compensation directly to our long-term success and to increase stockholder value. In determining the size of the stock option and/or restricted stock grants awarded to each executive officer, the Compensation Committee takes into account the executive officer's position, past performance, anticipated contribution to our long-term goals, and market data for executive officers in similar roles at peer companies. Equity granted in prior years and existing levels of stock ownership are also taken into consideration. The Compensation Committee believes that a combination of stock options and performance vested restricted stock is most effective in meeting the key objectives of employee retention, motivation, and alignment with stockholder interests, and is the most cost effective and efficient manner of share usage, taking into account stock-based compensation expense and cash flow. Our stock option and restricted stock policy is described in further detail below under "Stock Option and Restricted Stock Grant Policy."

  Stock Option Grants

        On February 15, 2011, Dr. Laroia received a stock option to purchase 750,000 shares of our common stock in connection with the commencement of his employment with the Company.

        On May 16, 2011, Mr. Abbott received a stock option to purchase 500,000 shares of our common stock in connection with the commencement his employment with the Company.

        On September 15, 2011, Mr. Castonguay received a stock option to purchase 500,000 shares of our common stock in connection with the commencement of his employment with the Company.

        On October 17, 2011, Mr. Dillon received a stock option to purchase 200,000 shares of our common stock in connection with the Company's annual incentive equity grant for fiscal 2011, which is a yearly equity incentive grant that is given by the Compensation Committee to certain of our key employees in connection with our annual review of employee and executive compensation. The annual equity incentive grant date is generally on March 15 of each year, or the following business day if March 15 falls on a weekend or a holiday. For fiscal 2011, the Compensation Committee postponed the March 15, 2011 annual equity incentive grant date until October 17, 2011, so that our President and Chief Executive Officer, who was hired on October 12, 2010, would have more time and be in a better position to advise upon such awards. Our practice relating to annual equity incentive grants is discussed in further detail below under "Stock Option and Restricted Stock Grant Policy—Annual Equity Incentive Grants."

        In connection with the Company's annual equity incentive grant, the Compensation Committee authorized the 2012 grants on March 15, 2012, with the exception of Mr. Dolan, Dr. Laroia and Mr. Abbott, who were granted equity on March 16, 2012. Grant dates are generally on the 15th day of the month following the date of action by the Compensation Committee. The equity grants to Messieurs Dolan, Laroia and Abbott on March 16, 2012 were exceptions to the Compensation

Committee's standard practice as the committee required an extra day to finalize the terms of such grants. The Compensation Committee granted options to purchase the following number of shares of our common stock: Mr. Dolan (625,000 options), Mr. Castonguay (145,833 options), Dr. Laroia (297,917 options), Mr. Abbott (300,000 options), and Mr. Dillon (104,167 options). The exercise price of each option equaled the closing price on the date of grant, or $2.89 per share for the grants made on March 15, 2012, and $2.92 per share for the grants made on March 16, 2012.

  Restricted Stock Grants

        For fiscal 2011, we awarded a series of performance-based awards to Messrs. Dolan, Laroia, and Abbott that, ultimately, did not vest and were forfeited as a result of the Company's failure to achieve the following minimum levels of performance under the relevant grant awards: $267,558,000 in revenue and $20,955,000 in operating income. The performance-based awards granted to our Named Executive Officers are discussed in further detail in the notes to the "Summary Compensation Table" as well as in the notes to the "2011 Grants of Plan-Based Awards" table.

        Pursuant to the terms of an October 2008 severance and retention program and agreement, Mr. Dillon was entitled to a grant of 22,000 restricted shares of the Company's common stock, which would vest in full if certain performance conditions in fiscal 2011 were met (the "Dillon 2011 Performance Shares"). Performance levels of achievement for Mr. Dillon for the period January 1, 2011 through December 31, 2011 (the "Dillon Performance Period") were established by the Compensation Committee on June 1, 2011 and communicated to Mr. Dillon on June 3, 2011. The performance conditions, however, were not satisfied by the end of the Dillon Performance Period. As a result, the Dillon 2011 Performance Shares were forfeited as of February 21, 2012, the date that the Company issued a press release reporting its financial results for the quarter and year ended December 31, 2011. If the Company achieves certain performance metrics for the fiscal year ending December 31, 2012, Mr. Dillon may also be entitled to the vesting of up to 22,000 shares of performance stock pursuant to this grant, as discussed below under "Executive, Severance and Change of Control Benefits."

        During fiscal 2011, we awarded a series of performance-based awards that relate to the fiscal 2012 (January 1, 2012 through December 31, 2012) period (the "2012 Performance Period"). On September 15, 2011, Mr. Castonguay was granted 375,000 restricted shares of the Company's common stock, which are subject to both performance- and time-vesting requirements (the "Castonguay Performance Shares"). On October 17, 2011, Mr. Dillon was granted 100,000 restricted shares of the Company's common stock, which are subject to both performance- and time-vesting requirements (the "Dillon 2012 Performance Shares" and, collectively with the Castonguay Performance Shares, the "2012 Performance Shares"). The Compensation Committee, in its sole discretion, will establish performance conditions reflecting certain levels of achievement for 2012 Performance Period. Subject to Messrs. Castonguay and Dillon remaining employed at the end of the 2012 Performance Period, the number of 2012 Performance Shares that will become performance vested will be determined by the Compensation Committee's assessment of Company performance in fiscal 2012.

        In March 2012, we awarded a series of restricted stock awards as part of the Company's annual incentive equity grant for fiscal 2012. A large majority of these were performance-based awards, which shares, as described above and below, are subject to both performance- and time-vesting requirements. The performance metrics attached to these performance-based awards are intended to be comparably challenging to those used in fiscal 2011, which were not achieved. A portion of the awards (as indicated in the "Restricted Stock" column of the following table) are subject to time-based vesting only. This was done to balance the risk placed on certain of our executive officers whose compensation is heavily weighted toward performance-based awards and to ensure that we are able to retain those executive officers in the event the challenging performance metrics are not met. Subject to their continued

employment with the Company, Messieurs Dolan, Castonguay, Laroia, Abbott and Dillon were granted the following in March 2012:

Name	Grant Date(1)	Restricted Stock		2012 Performance Stock(2)		Other Performance Stock(3)
Raymond Dolan	March 16, 2012	250,000	(4)	633,350	(5)	166,650
Maurice Castonguay	March 15, 2012	—		72,917		—
Rajiv Laroia	March 16, 2012	187,500	(6)	398,971	(7)	124,987
Todd Abbott	March 16, 2012	125,000	(8)	316,675	(9)	83,325
Matthew Dillon	March 15, 2012	—		52,083		—

(1)
Grant dates are generally on the 15th day of the month following the date of action by the Compensation Committee. The equity grants to Messieurs Dolan, Laroia and Abbott on March 16, 2012 were exceptions to the Compensation Committee's standard practice as the committee required an extra day to finalize the terms of such grants. These grants will appear in the "2012 Summary Compensation Table" and the "2012 Grants of Plan-Based Awards" table in next year's proxy statement.

(2)
The Compensation Committee, in its sole discretion, will establish performance conditions reflecting certain levels of achievement for the 2012 Performance Period. The number of 2012 Performance Shares that will become performance-vested will be determined by the Compensation Committee's assessment of Company performance in fiscal 2012. The number of shares included in this column depicts the maximum number of shares the corresponding individual could achieve if the maximum level of performance is achieved for fiscal 2012. However, these numbers could potentially be zero if the threshold level of performance is not achieved. These performance shares will all have the same performance vesting criteria.

(3)
The vesting of these shares is generally subject to the metrics and vesting schedule to be determined by the Compensation Committee in its sole discretion.

(4)
93,750 shares vested on March 16, 2012, and 31,250 shares will vest on each of October 12, 2012, March 12, 2013, October 12, 2013, March 12, 2014 and October 12, 2014.

(5)
If all of the 633,350 shares are earned, (i) 333,350 of the 633,350 shares will vest as follows: one-third of the shares that become performance-vested will vest on the date the Company reports its financial results by which the achievement of 2012 performance metrics can be determined, and an additional one-third of such shares will vest on each of October 12, 2013 and October 12, 2014; and (ii) 300,000 of the 633,350 shares will vest as follows: 25% of the shares that become performance-vested will vest on the date that the Company reports its financial results by which the achievement of the 2012 performance metrics can be determined, and an additional 25% of such shares will vest on each of March 16, 2013, March 16, 2014 and March 16, 2015. If less than all of these 633,350 shares is earned, the earned shares will vest on the foregoing three-year and four-year schedules in the same relative proportions.

(6)
46,875 shares vested on March 16, 2012, 23,438 shares will vest on each of August 11, 2012, February 11, 2013, August 11, 2013, February 11, 2014 and August 11, 2014 and 23,435 shares will vest on February 11, 2015.

(7)
If all of the 398,971 shares are earned, (i) 250,013 of the 398,971 shares will vest as follows: one-third of the shares that become performance-vested will vest on the date the Company reports its financial results by which the achievement of 2012 performance metrics can be determined, and an additional one-third of such shares will vest on each of February 11, 2014 and February 11,

  2015; and (ii) 148,958 of the 398,971 shares will vest as follows: 25% of the shares that become performance-vested will vest on the date that the Company reports its financial results by which the achievement of the 2012 performance metrics can be determined, and an additional 25% of such shares will vest on each of March 16, 2013, March 16, 2014 and March 16, 2015. If less than all of these 398,971 shares is earned, the earned shares will vest on the foregoing three-year and four-year schedules in the same relative proportions.

(8)
31,250 shares vested on March 16, 2012, and 15,625 shares will vest on each of November 3, 2012, May 3, 2013, November 3, 2013, May 3, 2014, November 3, 2014 and May 3, 2015.

(9)
If all of the 316,675 shares are earned, (i) 166,675 of the 316,675 shares will vest as follows: one-third of the shares that become performance-vested will vest on the date the Company reports its financial results by which the achievement of 2012 performance metrics can be determined, and an additional one-third of such shares will vest on each of May 3, 2014 and May 3, 2015; and (ii) 150,000 of the 316,675 shares will vest as follows: 25% of the shares that become performance-vested will vest on the date that the Company reports its financial results by which the achievement of the 2012 performance metrics can be determined, and an additional 25% of such shares will vest on each of March 16, 2013, March 16, 2014 and March 16, 2015. If less than all of these 316,675 shares is earned, the earned shares will vest on the foregoing three-year and four-year schedules in the same relative proportions.

        The number of options and restricted shares subject to each award was subjectively determined by the Compensation Committee based on the factors described above, and, with respect to new hire grants, consideration of what level of award was deemed necessary in order to attract highly talented new executives.

  Benefits and Other Compensation

  Benefit Plans

        We have various broad-based employee benefit plans. We do not typically offer perquisites or employee benefits to executive officers that are not also made available to employees on a broad basis. Our executive officers are eligible for the same benefits that are available to all employees, which include group health insurance, life and disability insurance, dental insurance, and paid holidays. With the exception of our President and Chief Executive Officer and our Senior Vice President of Engineering and Chief Technology Officer, who began to accrue four weeks of vacation per year upon their respective dates of hire, all other employees begin accruing three weeks of vacation per year upon date of hire. We offer a 401(k) program, which allows our employees to invest in a wide array of funds, and the ability to purchase shares of our common stock under our Amended and Restated 2000 Employee Stock Purchase Plan. We do not provide pension arrangements or post-retirement health coverage for our Named Executive Officers or other employees. We also enter into executive agreements with certain of our executive officers providing for certain severance benefits that may be triggered as a result of the termination of such officer's employment under certain circumstances. We have generally entered into indemnification agreements with our officers and directors.

  Severance Agreements

        We have entered into severance agreements with certain of our executive officers, including each of our Named Executive Officers. The severance agreements generally provide that, upon termination of the executive officer's employment without cause, the executive officer is entitled to severance payments equal to 100% of the executive officer's base salary and target cash bonus (or 150% for our President and Chief Executive Officer), and continued health plan premium payments for up to 12 months (or 18 months for our President and Chief Executive Officer). The severance agreements also generally provide that, upon an involuntary termination upon a change in control, or upon a resignation for good reason upon a change in control, the executive officer is entitled to a range between 100% and 150% of the executive's base salary and target cash bonus (or 200% for our President and Chief Executive Officer), continued health plan premium payments for up to 12 months (or 18 months for our President and Chief Executive Officer), and a range between 12 months accelerated vesting and full vesting of all unvested restricted stock and stock options.

        The Compensation Committee believes that these provisions are consistent with executive severance arrangements that are customary for public companies at our stage of development and were necessary in order to hire and/or retain the executives.

        In August 2011, our former Senior Vice President and Chief Financial Officer resigned from the Company. He was eligible to receive, and he did receive, a severance pursuant to the terms of his Executive Severance and Arbitration Agreement, which is described below under "Executive, Severance and Change of Control Benefits."

Equity Compensation Plan Information

        The following table provides information as of December 31, 2011 with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

	(A)		(B)	(C)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders(1)	22,627,885	(2)	$3.82	24,686,906	(3)
Equity compensation Plans Not Approved by Stockholders	—		—	—

Total	22,627,885		$3.82	24,686,906

(1)
Consists of the Company's 2007 Stock Incentive Plan, as amended, or the 2007 Plan, and the Amended and Restated 2000 Employee Stock Purchase Plan, or the ESPP.

(2)
Excludes purchase rights accruing under the ESPP. The purchase price of the stock under the ESPP is equal to 85% of the market price on the last day of the offering period. Participation is limited to 20% of an employee's eligible compensation, not to exceed amounts allowed by the Internal Revenue Code of 1986, as amended.

(3)
Consists of shares available for future issuance under the 2007 Plan and the ESPP. As of December 31, 2011, 11,497,206 shares of common stock were available for issuance under the 2007

  Plan and 13,189,700 shares of common stock were available for issuance under the ESPP. The ESPP incorporates an evergreen provision pursuant to which, on January 1 of each year, the aggregate number of shares reserved for issuance under the ESPP automatically increases by a number equal to the lesser of (i) 2% of the total number of shares of common stock outstanding on December 31 of the preceding year, or (ii) such number as our Board may determine. However, not more than an aggregate of 25,000,000 shares of common stock may be issued pursuant to the ESPP. In addition to being available for future issuance upon exercise of options that may be granted after December 31, 2011, the shares available under the 2007 Plan may instead be issued in the form of restricted stock, unrestricted stock, stock appreciation rights, performance shares or other equity-based awards. However, shares granted under the 2007 Plan in the form of non-option awards reduce the remaining available pool of shares at a ratio of 1:1.5.

  Transactions Involving Hedging, Monetization, Margin Accounts, Pledges, Puts, Calls and Other Derivative Securities

        The Company intends to adopt a hedging policy once final rules are adopted with respect to the requirements under the Dodd-Frank Act. In the meantime, our current insider trading policy discourages all employees, officers and directors from engaging in transactions involving hedging, monetization, margin accounts, pledges, puts, calls and other derivative securities, and requires those who wish to enter into such an arrangement to first pre-clear the proposed transaction with either the Chief Financial Officer or the General Counsel.

  Tax and Accounting Considerations

        Accounting for Stock-Based Compensation.    We account for stock-based compensation in accordance with ASC 718.

        Incentive Stock Options.    Options granted to employees through 2007 were intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended, or the Code. Although the Company's 2007 Stock Incentive Plan, as amended, or the 2007 Plan, allows for the granting of incentive stock options, the Company's current practice is not to grant options to employees as incentive stock options. However, there are outstanding incentive stock options that were previously granted to employees that continue to be exercised and were exercisable at December 31, 2011. We make no representation or warranty as to the tax treatment to the optionee upon receipt or exercise of the option or sale or other disposition of the shares covered by the option. In addition, options will not be treated as incentive stock options for tax purposes to the extent that options covering in excess of $100,000 of stock (based upon fair market value of the stock as of the respective dates of grant of such options) become exercisable in any calendar year.

        Policy on Deductibility of Executive Compensation.    The Internal Revenue Service, pursuant to Section 162(m) of the Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our Chief Executive Officer and to each other officer (other than the Chief Executive Officer and Chief Financial Officer) whose compensation is required to be reported to our stockholders pursuant to the Securities Exchange Act of 1934, as amended, by reason of being among our three most highly paid executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) of the Code periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in our best interests and our stockholders best interests, after taking into consideration changing business conditions and the performance of our employees.

 Risk Management and Our Executive Compensation Program

        The Compensation Committee monitors and manages our executive compensation program to ensure that it does not encourage excessive risk taking. The Compensation Committee concluded that our plans do not encourage excessive or inappropriate risk taking by our executive officers for the following reasons, among others:

  •
  we structure our pay to consist of both fixed and variable compensation, so that our executive officers' cash compensation is not entirely tied to financial results;

  •
  the variable cash compensation of our executive officers, who are covered by the SMCIP, are tied to the achievement of the Company's corporate financial metrics, including profitability, and therefore, their bonuses are not tied to any subjective individual metric;

  •
  our stock option awards generally vest over a period of four years and are only valuable if our stock price increases over time; and

  •
  our incentive plans include a profit metric as a significant component of performance to promote disciplined progress toward financial goals. None of Sonus' incentive plans is based solely on bookings or revenue targets, which mitigates the risk of employees focusing exclusively on the short term.

        The Compensation Committee and our management review potential risks relating to our compensation programs on an annual basis. The Compensation Committee believes that our compensation program for 2011 was aligned with the interests of our stockholders and rewards for performance, and that our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

Executive Compensation Tables

        The following table sets forth, for the year ended December 31, 2011 and for the two years prior thereto, the compensation earned by our Chief Executive Officer, our Chief Financial Officer, the other three most highly compensated executive officers serving as executive officers at December 31, 2011, and our former Chief Financial Officer, who was no longer an employee at December 31, 2011 (collectively, the "Named Executive Officers").

2011 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)

Raymond P. Dolan(3)	2011	$500,000	$—	$1,570,000	$—	$277,800	$4,742	$2,352,542
President and Chief Executive	2010	$111,859	$—	$—	$1,942,100	$232,607	$15,091	$2,301,657
Officer

Maurice Castonguay(4)	2011	$99,385	$—	$—	$639,500	$31,669	$4,156	$774,710
Senior Vice President and
Chief Financial Officer

Rajiv Laroia(5)	2011	$332,452	$—	$1,140,000	$1,306,950	$190,988	$4,012	$2,974,402
Senior Vice President of Engineering
and Chief Technology Officer

Todd Abbott(6)	2011	$244,058	$—	$760,000	$755,900	$68,524	$589	$1,829,071
Senior Vice President,
Worldwide Sales and Marketing

Matthew Dillon(7)	2011	$255,469	$—	$66,880	$246,800	$90,007	$567	$659,723
Senior Vice President,	2010	$235,125	$—	$54,560	$178,550	$256,895	$510	$725,640
Global Services	2009	$235,125	$—	$—	$—	$119,963	$333	$355,421

Wayne Pastore(8)	2011	$187,990	$—	$13,510	$—	$—	$479,498	$680,998
Former Senior Vice President and	2010	$267,577	$—	$350,527	$374,100	$483,502	$406	$1,476,112
Chief Financial Officer	2009	$210,000	$—	$—	$—	$35,715	$192	$245,907

(1)
The amounts shown in this column do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts reflect the grant date fair value of each option award granted to each Named Executive Officer. The grant date fair values of option awards were estimated in accordance with ASC 718 using the Black-Scholes valuation model with the following assumptions, excluding the options granted to Mr. Dolan:

	Year ended December 31,
	2011	2010	2009
Risk-free interest rate	0.95%–2.65%	1.46%–2.65%	1.76%–2.47%
Expected dividends	—	—	—
Weighted average volatility	67.6%	64.5%	64.3%
Expected life (years)	4.5	4.5	4.5

  The grant date fair value of Mr. Dolan's option award was estimated in accordance with ASC 718 using the Black-Scholes valuation model with the following assumptions:

October 15, 2010 Award
Risk-free interest rate	1.54%
Expected dividends	—
Weighted average volatility	62.3%
Expected life (years)	6.0

  For further discussion regarding the assumptions used in calculating the amounts in this column, please see Note 14 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

(2)
Please see "Compensation Discussion and Analysis—Compensation Components—Cash Bonuses" for a description of our incentive compensation program.

(3)
On October 7, 2010, the Board approved Mr. Dolan's offer of employment as the Company's President and Chief Executive Officer. Under the terms of his employment agreement and in accordance with the Company's stock option and restricted stock grant policy of granting stock options and restricted stock on the 15th day of the month following the Board's or the Compensation Committee's approval of the grant (or the next business day if such 15th day of the month is a weekend or a holiday) (the "Company's equity award grant policy"), on October 15, 2010, Mr. Dolan was granted 750,000 restricted shares of the Company's common stock, which were subject to both performance- and time-vesting requirements (the "Dolan Performance Shares"). At December 31, 2010, the performance conditions for the Dolan Performance Shares had not been established by the Compensation Committee, so this award was not considered granted for accounting purposes and accordingly, had no grant date fair value in fiscal 2010. Performance levels of achievement for Mr. Dolan for the period January 1, 2011 through December 31, 2011 (the "Dolan Performance Period") were established by the Compensation Committee and communicated to Mr. Dolan on February 11, 2011. For accounting purposes, the date of grant of the Dolan Performance Shares is February 11, 2011, the date on which all grant date criteria (including, but not limited to, the determination of the performance criteria and communication of such criteria to Mr. Dolan) were met. The amount reported in the table above under "Stock Awards" in 2011 represents the grant date fair value of the Dolan Performance Shares at the "target" level of achievement, the level that the Company believed was probable of achievement as of the date of grant. The grant date fair value of the maximum number of shares that Mr. Dolan could have earned under this award is $2,355,000. The performance conditions, however, were not satisfied by the end of the Dolan Performance Period and accordingly, the Company did not recognize any expense for the Dolan Performance Shares for financial reporting purposes. As a result, the Dolan Performance Shares were forfeited as of February 21, 2012, the date that the Company issued a press release reporting its financial results for the quarter and year ended December 31, 2011.
  Mr. Dolan's "All Other Compensation" of $4,742 for 2011 is comprised of $3,500 for our 401(k) matching contribution and $1,242 related to group term life insurance.

(4)
On September 8, 2011, the Compensation Committee approved Mr. Castonguay's offer of employment as the Company's Senior Vice President and Chief Financial Officer. Under the terms of his employment agreement and in accordance with the Company's equity award grant policy, on September 15, 2011, Mr. Castonguay was granted 375,000 restricted shares of the Company's common stock, which are subject to both performance- and time-vesting requirements (the "Castonguay Performance Shares"). The Compensation Committee, in its sole discretion, will establish performance conditions reflecting certain levels of achievement for the period January 1, 2012 through December 31, 2012 (the "Castonguay Performance Period"). Subject to Mr. Castonguay remaining employed at the end of the Castonguay Performance Period, the number of Castonguay Performance Shares that will become performance vested will be determined by the Compensation Committee's assessment of Company performance. As of December 31, 2011, the performance conditions for the Castonguay Performance Shares had not been established by the Compensation Committee, so this award is not considered granted for accounting purposes, and accordingly, has no grant date fair value as of that date and is not included in the table above.

Mr. Castonguay's "All Other Compensation" of $4,156 for 2011 is comprised of $3,500 for our 401(k) matching contribution and $656 related to group term life insurance.

(5)
On February 11, 2011, the Compensation Committee approved Dr. Laroia's offer of employment as the Company's Senior Vice President of Engineering and Chief Technology Officer. Under the terms of his employment agreement and in accordance with the Company's equity award grant policy, on February 15, 2011, Dr. Laroia was granted 562,500 restricted shares of the Company's common stock, which were subject to both performance- and time-vesting requirements (the "Laroia Performance Shares"). Performance levels of achievement for Dr. Laroia for the period January 1, 2011 through December 31, 2011 (the "Laroia Performance Period") were established by the Compensation Committee on June 1, 2011 and communicated to Dr. Laroia on June 3, 2011. For accounting purposes, the date of grant of the Laroia Performance Shares is June 3, 2011, the date on which all grant date criteria (including, but not limited to, the determination of the performance criteria and communication of such criteria to Dr. Laroia) were met. The amount reported in the table above under "Stock Awards" in 2011 represents the grant date fair value of the Laroia Performance Shares at the "target" level of achievement, the level that the Company believed was probable of achievement as of the date of grant. The grant fair value of the maximum number of shares that Dr. Laroia could have earned under this award is $1,710,000. The performance conditions, however, were not satisfied by the end of the Laroia Performance Period and accordingly, the Company did not recognize any expense for the Laroia Performance Shares for financial reporting purposes. As a result, the Laroia Performance Shares were forfeited as of February 21, 2012, the date that the Company issued a press release reporting its financial results for the quarter and year ended December 31, 2011.

Dr. Laroia's "All Other Compensation" of $4,012 for 2011 is comprised of $3,500 for our 401(k) matching contribution and $512 related to group term life insurance.

(6)
On May 2, 2011, the Compensation Committee approved Mr. Abbott's offer of employment as the Company's Senior Vice President of Worldwide Sales and Marketing. Under the terms of his employment agreement and in accordance with the Company's equity award grant policy, on May 16, 2011, Mr. Abbott was granted 375,000 restricted shares of the Company's common stock, which were subject to both performance- and time-vesting requirements (the "Abbott Performance Shares"). Performance levels of achievement for Mr. Abbott for the period January 1, 2011 through December 31, 2011 (the "Abbott Performance Period") were established by the Compensation Committee on June 1, 2011 and communicated to Mr. Abbott on June 3, 2011. For accounting purposes, the date of grant of the Abbott Performance Shares is June 3, 2011, the date on which all grant date criteria (including, but not limited to, the determination of the performance criteria and communication of such criteria to Mr. Abbott) were met. The amount reported in the table above under "Stock Awards" in 2011 represents the grant date fair value of the Abbott Performance Shares at the "target" level of achievement, the level that the Company believed was probable of achievement as of the date of grant. The grant date fair value of the maximum number of shares that Mr. Abbott could have earned under this award is $1,140,000. The performance conditions, however, were not satisfied by the end of the Abbott Performance Period and accordingly, the Company did not recognize any expense for the Abbott Performance Shares for financial reporting purposes. As a result, the Abbott Performance Shares were forfeited as of February 21, 2012, the date that the Company issued a press release reporting its financial results for the quarter and year ended December 31, 2011.

Mr. Abbott's "All Other Compensation" of $589 is related to group term life insurance.

(7)
In October 2008, the Compensation Committee approved a severance and retention program and agreement for Mr. Dillon. Under the terms of his Executive Severance and Arbitration Agreement, Mr. Dillon was entitled to a grant of 22,000 restricted shares of the Company's common stock, which would vest in full if certain performance conditions in fiscal 2011 were met (the "Dillon Performance Shares"). Performance levels of achievement for Mr. Dillon for the period January 1, 2011 through December 31, 2011 (the "Dillon Performance Period") were established by the Compensation Committee on June 1, 2011 and communicated to Mr. Dillon on June 3, 2011. For accounting purposes, the date of grant of the Dillon Performance Shares is June 3, 2011, the date on which all grant date criteria (including, but not limited to, the determination of the performance criteria and communication of such criteria to Mr. Dillon) were met. The amount reported in the table above under "Stock Awards" in 2011 represents the grant date fair value of the Dillon Performance Shares, as the Company believed it probable that the performance conditions for the Dillon Performance Awards would be satisfied as at the date of grant. The performance conditions, however, were not satisfied by the end of the Dillon Performance Period and accordingly, the Company did not recognize any expense for the Dillon Performance shares for financial reporting purposes. As a result, the Dillon Performance Shares were forfeited as of February 21, 2012, the date that the Company issued a press release reporting its financial results for the quarter and year ended December 31, 2011.

On October 17, 2011, Mr. Dillon was granted 100,000 restricted shares of the Company's common stock, which are subject to both performance- and time-vesting requirements (the "Dillon 2012 Performance Shares"). The Compensation Committee, in its sole discretion, will establish performance conditions reflecting certain levels of achievement for the period January 1, 2012 through December 31, 2012 (the "Dillon 2012 Performance Period"). Subject to Mr. Dillon remaining employed at the end of the Dillon 2012 Performance Period, the number of Dillon 2012 Performance Shares that will become performance vested will be determined by the Compensation Committee's assessment of Company performance. As of December 31, 2011, the performance conditions for the Dillon 2012 Performance Shares had not been established by the Compensation Committee, so this award is not considered granted for accounting purposes, and accordingly, has no grant date fair value as of that date and is not included in the table above.

Mr. Dillon's "All Other Compensation" of $567 for 2011 is related to group term life insurance.

(8)
Mr. Pastore's "All Other Compensation" of $479,498 for 2011 is comprised of $479,216 for payments in connection with his Executive Severance and Arbitration Agreement, including $15,131 related to continuation of his health insurance coverage, and $282 related to group term life insurance. Mr. Pastore stepped down from his position as Senior Vice President and Chief Financial Officer on August 25, 2011.

Grants of Plan-Based Awards in 2011

        The following table sets forth information about incentive plan awards made to the Named Executive Officers during the year ended December 31, 2011:

2011 GRANTS OF PLAN-BASED AWARDS

						Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Grant Date Fair Value of Stock And Option Awards ($)(5)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)								Exercise or Base Price of Option Awards ($/Sh)
		Date of Compensation Committee Action (2)

Name	Grant Date		Threshold ($)(3)	Target ($)	Maximum ($)	Threshold (#)(4)	Target (#)	Maximum (#)

Raymond P. Dolan		2/23/11(6)	—	$500,000	$750,000
	2/11/11	10/07/10(7)				—	500,000	750,000				$1,570,000

Maurice Castonguay(8)		2/23/11(6)	—	$57,000	$85,500
	9/15/11	9/8/11								500,000	$2.38	$639,500

Rajiv Laroia(8)		2/23/11(6)	—	$343,750	$515,625
	2/15/11	2/11/11								750,000	$3.25	$1,306,950
	6/3/11	2/11/11(9)				—	375,000	562,500				$1,140,000

Todd Abbott(8)		2/23/11(6)	—	$123,333	$185,000
	5/16/11	5/2/11								500,000	$2.81	$755,900
	6/3/11	5/2/11(10)				—	250,000	375,000				$760,000

Matthew Dillon		2/23/11(6)	—	$162,000	$243,000
	6/3/11	10/3/08(11)					22,000	22,000				$66,880
	10/17/11	10/13/11				—				200,000	$2.28	$246,800

Wayne Pastore(12)		2/23/11(6)	—	$171,000	$256,500
	6/3/11	10/3/08(13)				—	4,444	4,444				$13,510

(1)
Amounts reflect potential cash award amounts payable under our incentive compensation program for 2011 described above in "Compensation Discussion and Analysis." Actual amounts paid are set forth in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

(2)
Date on which Compensation Committee took action to approve the award.

(3)
The SMCIP is the Company's cash incentive plan that covers the President and Chief Executive Officer, all the Senior Vice Presidents and one other executive officer who is a direct report of the President and Chief Executive Officer. The 2011 corporate goals for the SMCIP were based upon achievement of the following three corporate metrics: revenue, full-year operating earnings and new product bookings. Each of the three components was weighted separately, such that the Company needed to exceed the threshold level of achievement for at least one of the corporate metrics in order to receive a cash bonus. The Company needed to meet at least 85% of its revenue target (which was weighted at 25% of the cash bonus); at least 60% of the full-year operating earnings target (which was weighted at 50% of the cash bonus); and at least 80% of the new product bookings (which was weighted at 25% of the cash bonus). If the Company failed to meet the threshold level of performance for all three components, then no cash bonus awards would have been paid. It is only after the Company had exceeded the threshold level of achievement in at least one of the three categories that the executive officers subject to the SMCIP were able to receive a cash bonus. Assuming that the threshold level of performance was met for each of the three corporate components, Mr. Dolan would have been eligible to receive $356,250 as his cash bonus, Mr. Castonguay would have been eligible to receive $40,613 as his cash bonus; Dr. Laroia would have been eligible to receive $244,921 as his cash bonus; Mr. Abbott would have been eligible to receive $87,875 as his cash bonus; and Mr. Dillon would have been eligible to receive $115,425 as his cash bonus.

(4)
The employment agreements of each of Mr. Dolan, Mr. Abbott and Dr. Laroia (collectively, the "Threshold Agreements") contain performance conditions reflecting "Initiate," "Threshold," "Target" and "Maximum" levels of achievement by the Company for fiscal 2011. For purposes of this column, the term "Threshold," as defined under the rules of the SEC, is equivalent to the "Initiate" level of performance, as defined in the Threshold Agreements. The "Threshold" level (as used in this column) is the minimum level of performance that must be met before the restricted stock would vest. For clarity, if only the "Threshold" level (as used in this column) is achieved, then no restricted stock would vest. It is only after the "Threshold" level (as used in this column) is achieved that the restricted stock under the relevant award grants would begin to vest. Therefore, Mr. Dolan, Mr. Abbott and Dr. Laroia would forfeit all restricted stock if the Company failed to meet or only achieved the "Threshold" level of performance.

If the "Threshold" level of performance was met (as such term is used in the Threshold Agreements), then Messieurs Dolan, Laroia and Abbott would have received the following shares of restricted stock: Mr. Dolan (250,000 shares), Dr. Laroia (187,500 shares) and Mr. Abbott (125,000 shares).

(5)
Amounts reflect the fair values of the performance-based stock awards, restricted stock awards and stock option grants as of the respective grant dates. The fair values of the performance-based stock awards included in the table above represent the fair values of the respective number of shares the Company believed were probable of being earned on the date of grant. For Messieurs Dolan, Laroia and Abbott, these amounts represent the fair value of the number of shares that would be earned upon achievement of the "target" performance level. For Mr. Dillon, this amount represents the fair value of the total number of shares he would have earned had the performance conditions for his award been satisfied. The terms of the grants are as follows:

Mr. Dolan was granted 750,000 restricted shares of the Company's common stock (the "Dolan Performance Shares") under the 2007 Plan, which were subject to both performance- and time-vesting. The Compensation Committee established performance conditions reflecting "initiate," "threshold," "target" and "maximum" levels of achievement for the period January 1, 2011 through December 31, 2011 (the "Dolan Performance Period"). As of December 31, 2011, the performance conditions had not been satisfied and accordingly, the Company did not recognize any expense for the Dolan Performance Shares. The Dolan Performance Shares were forfeited as of February 21, 2012, the date that the Company issued a press release reporting its financial results for the quarter and year ended December 31, 2011.

Mr. Castonguay was granted an option to purchase 500,000 shares of our common stock at an exercise price of $2.38 per share, the closing price of our common stock on the date of grant, with 25% of the shares vesting on the first anniversary of his commencement date of August 26, 2011 and the remaining 75% vesting in equal monthly increments thereafter through the fourth anniversary of his commencement date. Mr. Castonguay was also granted 375,000 restricted shares of our common stock (the "Castonguay Performance Shares") under the 2007 Plan for fiscal 2012, which are subject to both performance- and time-vesting. At December 31, 2011, the performance conditions for the Castonguay Performance Shares had not been established by the Compensation Committee, so this award is not considered granted for accounting purposes, and accordingly, has no grant date fair value as of that date and is not included in the table above.

Dr. Laroia was granted an option to purchase 750,000 shares of our common stock at an exercise price of $3.25 per share, the closing price of our common stock on the date of grant, with 25% of the shares vesting on the first anniversary of his commencement date of February 11, 2011 and the remaining 75% vesting in equal monthly increments thereafter through the fourth anniversary of his commencement date. Dr. Laroia was also granted 562,500 restricted shares of our common stock (the "Laroia Performance Shares") under the 2007 Plan, which were subject to both performance- and time-vesting. The Compensation Committee established performance conditions reflecting "initiate," "threshold," "target" and "maximum" levels of achievement for the period January 1, 2011 through December 31, 2011 (the "Laroia Performance Period"). As of December 31, 2011, the performance conditions had not been satisfied and accordingly, the Company did not recognize any expense for the Laroia Performance Shares. The Laroia Performance Shares were forfeited as of February 21, 2012, the date that the Compensation Committee formally concluded that the performance conditions had not been satisfied.

Mr. Abbott was granted an option to purchase 500,000 shares of our common stock at an exercise price of $2.81 per share, the closing price of our common stock on the date of grant, with 25% of the shares vesting on the first anniversary of his commencement date of May 3, 2011 and the remaining 75% vesting in equal monthly increments thereafter through the fourth anniversary of his commencement date. Mr. Abbott was also granted 375,000 restricted shares of our common stock (the "Abbott Performance Shares") under the 2007 Plan, which were subject to both performance- and time-vesting. The Compensation Committee established performance conditions reflecting "initiate," "threshold," "target" and "maximum" levels of achievement for the period January 1, 2011 through December 31, 2011 (the "Abbott Performance Period"). As of December 31, 2011, the performance conditions had not been satisfied and accordingly, the Company did not recognize any expense for the Abbott Performance Shares. The Abbott Performance Shares were forfeited as of February 21, 2012, the date that the Compensation Committee formally concluded that the performance conditions had not been satisfied.

Mr. Dillon was entitled to one grant of 22,000 restricted shares of our common stock (the "Dillon 2011 Performance Shares") under the 2007 Plan, which would vest upon satisfaction of certain performance conditions by the Company for the period January 1, 2011 through December 31, 2011 (the "Dillon Performance Period"). As of December 31, 2011, the performance conditions had not been satisfied and accordingly, the Company did not recognize any expense for the Dillon 2011 Performance Shares because the Dillon 2011 Performance Shares were never granted or released to Mr. Dillon. Mr. Dillon was granted an option to purchase 200,000 shares of our common stock at an exercise price of $2.28 per share, the closing price of our common stock on the date of grant, with 25% of the shares vesting on October 17, 2012, the first anniversary of the date of grant, and the remaining 75% vesting in equal monthly increments thereafter through the fourth anniversary of the date of grant. Mr. Dillon was also granted 100,000 restricted shares of our common stock (the "Dillon 2012 Performance Shares") under the 2007 Plan, which shares are subject to both performance- and time-vesting. At December 31, 2011, the performance conditions for the Dillon 2012 Performance Shares had not been established by the Compensation Committee, so this award is not considered granted for accounting purposes, and accordingly, has no grant date fair value as of that date and is not included in the table above.

Mr. Pastore was entitled to one grant of 4,444 restricted shares of our common stock (the "Pastore Performance Shares") under the 2007 Plan, which would vest upon satisfaction of certain performance conditions by the Company for the period January 1, 2011 through December 31, 2011 (the "Pastore

  Performance Period"). Mr. Pastore stepped down from his position as Senior Vice President and Chief Financial Officer on August 25, 2011 (the "Separation Date"). In accordance with his October 2008 Executive Severance and Arbitration Agreement, Mr. Pastore relinquished his rights to the Pastore Performance Shares. The Company accelerated the vesting schedule of Mr. Pastore's options that would have become vested within twelve months of the Separation Date. In addition, the vesting of all of the unvested restricted shares of common stock (excluding the Pastore Performance Shares) was accelerated so that these shares were fully vested at the Separation Date.

(6)
The Compensation Committee established the fiscal 2011 performance metrics for the SMCIP on February 23, 2011. The 2011 performance metrics for the SMCIP applied to all executives subject to the SMCIP, including those executive officers who were hired after February 23, 2011. The Compensation Committee determined the actual cash bonus amounts to be paid to the executive officers on February 13, 2012.

(7)
On October 7, 2010, the Board approved Mr. Dolan's offer of employment as the Company's President and Chief Executive Officer. Under the terms of his employment agreement and in accordance with the Company's equity grant policy, on October 15, 2010, Mr. Dolan was granted 750,000 restricted shares of the Company's common stock, which were subject to both performance- and time-vesting requirements (the "Dolan Performance Shares"). Performance levels of achievement for Mr. Dolan for the period January 1, 2011 through December 31, 2011 (the "Dolan Performance Period") were established by the Compensation Committee and communicated to Mr. Dolan on February 11, 2011. For accounting purposes, the date of grant of the Dolan Performance Shares is February 11, 2011, the date on which all grant date criteria (including, but not limited to, the determination of the performance criteria and communication of such criteria to Mr. Dolan) were met. The performance conditions, however, were not satisfied by the end of the Dolan Performance Period and accordingly, the Company did not recognize any expense for the Dolan Performance Shares for financial reporting purposes. As a result, the Dolan Performance Shares were forfeited as of February 21, 2012, the date that the Company issued a press release reporting its financial results for the quarter and year ended December 31, 2011.

(8)
The amounts included under the "Threshold," "Target" and "Maximum" captions for Estimated Future Payouts Under Non-Equity Incentive Plan Awards indicate the amounts of cash bonus payments under the SMCIP related to Mr. Castonguay, Dr. Laroia and Mr. Abbott for the year ended December 31, 2011. These cash bonus payments were pro-rated for the number of days they were employed by the Company in 2011. If Mr. Castonguay had been employed by the Company for the entire 2011 fiscal year, the amounts included under the "Threshold," "Target" and "Maximum" captions for Estimated Future Payouts Under Non-Equity Incentive Plan Awards would have been $121,838, $171,000 and $256,500, respectively. If Dr. Laroia had been employed by the Company for the entire 2011 fiscal year, the amounts included under the "Threshold," "Target" and "Maximum" captions for Estimated Future Payouts Under Non-Equity Incentive Plan Awards would have been $267,188, $375,000 and $562,500, respectively. If Mr. Abbott had been employed by the Company for the entire 2011 fiscal year, the amounts included under the "Threshold," "Target" and "Maximum" captions for Estimated Future Payouts Under Non-Equity Incentive Plan Awards would have been $131,813, $185,000 and $277,500, respectively.

(9)
On February 11, 2011, the Compensation Committee approved Dr. Laroia's offer of employment as the Company's Senior Vice President of Engineering and Chief Technology Officer. Under the terms of his employment agreement and in accordance with the Company's equity grant policy, on February 15, 2011, Dr. Laroia was granted 562,500 restricted shares of the Company's common stock, which were subject to both performance- and time-vesting requirements (the "Laroia Performance Shares"). Performance levels of achievement for Dr. Laroia for the period January 1, 2011 through December 31, 2011 (the "Laroia Performance Period") were established by the Compensation Committee on June 1, 2011 and communicated to Dr. Laroia on June 3, 2011. For accounting purposes, the date of grant of the Laroia Performance Shares is June 3, 2011, the date on which all grant date criteria (including, but not limited to, the determination of the performance criteria and the communication of such performance criteria to Dr. Laroia) were met. The performance conditions, however, were not satisfied by the end of the Laroia Performance Period and accordingly, the Company did not recognize any expense for the Laroia Performance Shares for financial reporting purposes. As a result, the Laroia Performance Shares were forfeited as of February 21, 2012, the date that the Company issued a press release reporting its financial results for the quarter and year ended December 31, 2011.

(10)
On May 2, 2011, the Compensation Committee approved Mr. Abbott's offer of employment as the Company's Senior Vice President of Worldwide Sales and Marketing. Under the terms of his employment agreement and in accordance with the Company's equity grant policy, on May 16, 2011, Mr. Abbott was granted 375,000 restricted shares of the Company's common stock, which were subject to both performance- and time-vesting requirements (the "Abbott Performance Shares"). Performance levels of achievement for Mr. Abbott for the period January 1, 2011 through December 31, 2011 (the "Abbott Performance Period") were established by the Compensation Committee on June 1, 2011 and communicated to Mr. Abbott on June 3, 2011. For accounting purposes, the date of grant of the Abbott Performance Shares is June 3, 2011, the date on which all grant date criteria (including, but not limited to, the determination of the performance criteria and the communication of such criteria to Mr. Abbott) were met. The performance conditions, however, were not satisfied by the end of the Abbott Performance Period and accordingly, the Company did not recognize any expense for the Abbott Performance Shares for financial reporting purposes. As a result, the Abbott Performance Shares were forfeited as of February 21, 2012, the date that the Company issued a press release reporting its financial results for the quarter and year ended December 31, 2011.

(11)
In October 2008, the Compensation Committee approved a severance and retention program and agreement for Mr. Dillon. Under the terms of his Executive Severance and Arbitration Agreement, Mr. Dillon was entitled to a grant of 22,000 restricted shares of the Company's common stock, which would vest in full if certain performance conditions in fiscal 2011 were met (the "Dillon Performance Shares"). Performance levels of achievement for Mr. Dillon for the period January 1, 2011 through December 31, 2011 (the "Dillon Performance Period") were established by the Compensation Committee on June 1, 2011 and communicated to Mr. Dillon on June 3, 2011. For accounting purposes, the date of grant of the Dillon Performance Shares is June 3, 2011, the date on which all grant date criteria (including, but not limited to, the determination of the performance criteria and the communication of such performance criteria to Mr. Dillon) were met. The performance conditions, however, were not satisfied by the end of the Dillon Performance Period and accordingly, the Company did not recognize any expense for the Dillon Performance shares for financial reporting purposes. As a result, the Dillon Performance Shares were forfeited as of February 21, 2012, the date that the Company issued a press release reporting its financial results for the quarter and year ended December 31, 2011.

(12)
Mr. Pastore resigned as Senior Vice President and Chief Financial Officer, effective August 25, 2011. In connection with his resignation and pursuant to the terms of his October 2008 Executive Severance and Arbitration Agreement, Mr. Pastore was entitled to receive, and did receive, among other severance and related post-termination benefits, a lump sum payment of $456,000, which was equal to the sum of his then annual base salary and his then target annual bonus, less applicable state and federal withholdings.

(13)
In October 2008, the Compensation Committee approved a severance and retention program and agreement for Mr. Pastore. Under the terms of his Executive Severance and Arbitration Agreement, Mr. Pastore was entitled to a grant of 4,444 restricted shares of the Company's common stock, which would be granted and would vest in full if certain performance conditions in fiscal 2011 were met (the "Pastore Performance Shares"). Performance levels of achievement for Mr. Pastore for the period January 1, 2011 through December 31, 2011 (the "Pastore Performance Period") were established by the Compensation Committee on June 1, 2011 and communicated to Mr. Pastore on June 3, 2011. For accounting purposes, the date of grant of the Pastore Performance Shares is June 3, 2011, the date on which all grant date criteria (including, but not limited to, the determination of the performance criteria and the communication of such performance criteria to Mr. Pastore) were met. In connection with his resignation, Mr. Pastore forfeited his right to the 4,444 restricted shares of the Company's common stock.

Outstanding Equity Awards at Fiscal Year End

        The following table sets forth information concerning stock options and unvested stock awards held by the Named Executive Officers as of December 31, 2011:

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(4)(5)

Raymond P. Dolan	291,667	708,333	—	$3.38	10/12/2020	—	—	750,000	$1,800,000

Maurice Castonguay	—	500,000	—	$2.38	9/15/2021	—	—	—	—

Rajiv Laroia	—	750,000	—	$3.25	2/11/2021	—	—	562,500	$1,350,000

Todd Abbott	—	500,000	—	$2.81	5/16/2021	—	—	375,000	$900,000

Matthew Dillon	59,376	—	—	$4.47	6/16/2013	—	—	22,000	$52,800
	90,624	—	—	$5.21	6/16/2013	—	—	—
	75,000	—	—	$5.19	8/27/2014	—	—	—	—
	100,000	—	—	$4.87	6/17/2015	—	—	—	—
	150,000	—	—	$4.91	9/9/2015	—	—	—	—
	100,000	—	—	$4.91	1/9/2016	—	—	—	—
	140,000	—	—	$5.64	8/15/2017	—	—	—	—
	46,875	78,125	—	$2.69	6/15/2020	—	—	—	—
	—	200,000	—	$2.28	10/17/2021	—	—	—	—

Wayne Pastore	130,208	—	—	$2.86	8/25/2014	—	—	—	—
	100,000	—	—	$3.76	8/25/2014	—	—	—	—

(1)
Of Mr. Dolan's unvested stock options, 20,833 will vest on the 12th of each month through October 12, 2014.

Of Mr. Castonguay's unvested stock options, 125,000 will vest on August 26, 2012 and 10,416 will vest on the 26th of each month through August 26, 2015.

Of Dr. Laroia's unvested stock options, 187,500 will vest on February 11, 2012 and 15,625 will vest on the 11th of each month through February 11, 2015.

Of Mr. Abbott's unvested stock options, 125,000 will vest on May 3, 2012 and 10,416 will vest on the 3rd of each month through May 3, 2015.

Of Mr. Dillon's 78,125 unvested stock options, 2,604 will vest on the 15th of each month through June 15, 2014. Of Mr. Dillon's 200,000 unvested stock options, 50,000 will vest on October 17, 2012 and 4,166 will vest on the 17th of each month through October 17, 2015.

(2)
In accordance with SEC rules, the market value of unvested shares of restricted stock is determined by multiplying the number of such shares by $2.40, the closing market price of our common stock on December 30, 2011. These performance-based shares were forfeited by the respective individuals on February 21, 2012, the date that the Company issued a press release reporting its financial results for the quarter and year ended December 31, 2011.

(3)
As of December 31, 2011, the performance periods for these performance-based awards were January 1, 2011 through December 31, 2011. As of December 31, 2011, the performance conditions for these awards had not been satisfied and accordingly, the Company did not record any expense related to these awards. These shares were forfeited by the respective individuals on February 21, 2012, the date that the Company issued a press release reporting its financial results for the quarter and year ended December 31, 2011.

(4)
Mr. Castonguay is entitled to one performance-based grant of up to 375,000 shares of our common stock contingent upon the Company's satisfaction of certain performance conditions for the year ending December 31, 2012 and subject to his continued employment with the Company. As of December 31, 2011, the performance conditions had not been defined and accordingly, the grant did not meet the criteria for an award and is excluded from the table above.

(5)
Mr. Dillon is entitled to one performance-based grant of 22,000 shares of our common stock contingent upon the Company's satisfaction of certain performance conditions for the year ending December 31, 2012. Mr. Dillon is also entitled to one performance-based grant of up to 100,000 shares of our common stock contingent upon the Company's satisfaction of certain performance conditions for the year ending December 31, 2012 and subject to his continued employment with the Company. As of December 31, 2011, the performance conditions for these two grants had not been defined and accordingly, the grants did not meet the criteria for an award and are excluded from the table above.

Option Exercises and Stock Vested

        The following table summarizes for the Named Executive Officers in 2011: (i) the number of shares acquired upon exercise of stock options and the value realized; and (ii) the number of shares acquired upon the vesting of restricted stock and the value realized, before payout of any applicable withholding tax:

2011 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Raymond P. Dolan	—	—	—	—
Maurice Castonguay	—	—	—	—
Rajiv Laroia	—	—	—	—
Todd Abbott	—	—	—	—
Matthew Dillon	—	—	94,750	$254,908
Wayne Pastore	—	—	142,777	$369,960

(1)
Of Mr. Dillon's 94,750 shares that vested and were released to him in 2011, 30,213 were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of Mr. Pastore's 142,777 shares that vested and were released to him in 2011, 45,324 were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

(2)
In accordance with SEC rules, the aggregate dollar amount realized upon vesting of shares of restricted stock was determined by multiplying the number of shares by the closing market price of our common stock on the date of vesting.

Stock Option and Restricted Stock Grant Policy

        We have granted stock options under the 2007 Plan as a means of promoting the long-term success of our business because we believe that sharing ownership with our employees aligns their interests with our interests and the interests of our stockholders and encourages our employees to devote the best of their abilities and efforts to our company. Each stock option award specifies the exercise price that the employee must pay to purchase shares of common stock when the option is exercised. The exercise price per share is set at the closing market price of a share of our common stock on the date the option is granted. Employees receive value from their options only if the value of our shares has increased above their value on the date of grant of the options.

  New Hire Grants

        The Compensation Committee has delegated authority to our President and Chief Executive Officer to grant new hire options consistent with approved guidelines and restrictions governing the delegation. These guidelines are as follows:

  •
  Such options are granted pursuant to the 2007 Plan;

  •
  Such options are on the terms of our standard form of stock option agreement;

  •
  The grant date is the 15th day of the month following the employee's start date and the exercise price of such options is equal to the closing price of our common stock on that grant date, or the next business day in the event that the 15th day falls on a day that the NASDAQ Stock Market is closed;

  •
  The Chief Executive Officer is not authorized to grant (i) options (a) to himself or to any of our executive officers, or (b) to any new employee for more than 100,000 shares of our common stock, or (ii) restricted shares;

  •
  The Chief Executive Officer is authorized to delegate his authority to our Chief Financial Officer and/or Vice President of Human Resources (or the most senior human resources executive); and

  •
  The Chief Executive Officer maintains a list of the options granted pursuant to the delegated authority and reports to the Compensation Committee regarding the options granted.

        The Compensation Committee reviews all new hire grants issued under the delegation of authority. The Compensation Committee also reviews and, if appropriate, approves the grants of restricted shares to new hires at a Compensation Committee meeting or by formal, written consent. The actions taken at the meetings are documented in meeting minutes subsequently approved by the Compensation Committee. The list of proposed individual grants is provided in advance of the Compensation Committee meeting and is included in the meeting minutes.

  Annual Equity Incentive Grants

        The Compensation Committee annually considers an equity incentive grant for certain of our key employees, including executives, in connection with its annual review of employee and executive compensation. At a Compensation Committee meeting, the Compensation Committee reviews a proposed plan for the granting of equity awards to executives and employees in connection with the annual equity incentive program. Typically, employee eligibility is based upon hire date with a required minimum of one year of service. Among the eligible employees, awards are allocated to employees based upon management's evaluation of employee performance and other business criteria.

        The proposed plan for each year includes overall parameters of the plan and a pool of shares to be allocated under the plan. The Compensation Committee discusses the plan with management and then requests that management provide the Compensation Committee with a specific list of individual grants for employees consistent with the Compensation Committee's guidance. The Compensation Committee determines specific grants for executives. Management then prepares a list of individual grants for employees and executives and submits to the Compensation Committee the list of individual grants for employees and executives. The Compensation Committee reviews and, if appropriate, approves the list of individual grants at a Compensation Committee meeting. The actions taken at the meetings are documented in meeting minutes subsequently approved by the Compensation Committee. The list of individual grants is attached to the meeting minutes.

        In 2010, the Compensation Committee changed the annual equity incentive grant date from August 15 of each year to March 15 of each year, or the next business day following March 15 if March 15 falls on a weekend or a holiday, for fiscal 2011 and going forward. This change was implemented because a March grant date is more aligned with the timing of the Board and the Compensation Committee's assessment of the Company's previous fiscal year as well as our employees' annual performance review cycle. However, for 2011, the Compensation Committee postponed the proposed March 15, 2011 annual equity incentive grant date until October 17, 2011 so that our President and Chief Executive Officer, who was hired on October 12, 2010, would have more time and be in a better position to advise upon such awards. However, except as discussed above, starting in fiscal 2012, the Company granted, and expects to continue to grant, annual equity incentive awards on

March 15th. The Compensation Committee retains the right to change the annual equity incentive grant date based on business events that might warrant using another date.

  Promotion and Achievement Grants

        From time to time, our management recommends to the Compensation Committee promotion or achievement grants to our employees or executives. The Compensation Committee must approve all promotion or achievement grants at Compensation Committee meetings. The actions taken at the meetings are documented in meeting minutes, including all stock option grants approved. Promotion and achievement grants typically have a grant date of the 15th day of the month following the Compensation Committee's approval of the grant, or the next business day if such 15th day of the month is a weekend or a holiday.

  Performance Stock Grants

        Under the 2007 Plan, the Compensation Committee has the authority to approve grants of performance-vested restricted shares, or performance shares, to our employees and executives. The Compensation Committee, in its sole discretion, may establish the metrics and the vesting schedule underlying such shares. To date, the Compensation Committee has only granted performance shares to certain executive officers. Such shares that were awarded in connection with the Company's performance in fiscal 2011 were subject to both performance- and time-vesting. For fiscal 2011, if the performance shares had become performance vested, the subsequent time-vesting schedule would have been the following: (a) 25% of the restricted shares vest on the date that the Company reports its financial results by which the performance metrics were determined and, subject to the executive's continued employment with the Company, an additional 25% of the restricted shares will vest on each of the second, third and fourth anniversaries of such executive's commencement date.

        Any performance shares that do not vest based on the performance and time criteria are automatically forfeited and the shares of common stock underlying the forfeited performance shares will again become available for the grant of awards pursuant to the terms of the 2007 Plan.

  General Vesting of Stock Options and Restricted Stock

        Provided that an employee continues his or her employment with us, on the applicable vesting date, options will generally vest and become exercisable as follows: (i) 25% of the shares vest on the first anniversary of the grant date or the employee's commencement date (as defined in the applicable notice of grant of stock options and option agreement) and the remaining 75% of the shares vest in equal increments of 2.0833% monthly thereafter through the fourth anniversary of such date; and (ii) generally for restricted stock grants: 25% of the shares vest on the first anniversary of the grant date or the employee's commencement date and the remaining 75% vest in equal increments of 12.5% semi-annually through the fourth anniversary of such date.

        Option grants to non-employee directors have the same vesting schedule as specified above subject to continued service on our Board.

        For more disclosure relating to equity awards made in 2012 or outstanding equity awards granted to the Named Executive Officers, please see pages 36 to 39 and 48, respectively.

  Termination

        Options typically expire on the tenth anniversary of the grant date (or the fifth anniversary of the grant date, if the optionee owns more than 10% of our common stock), provided that if an employee's employment relationship with us terminates, the option termination date is determined based upon the reason for employment termination as follows: (i) death or total and permanent disability of optionee

(as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended)—180 days thereafter; or (ii) termination for any other reason—30 days thereafter under the 1997 Plan or 90 days thereafter under the 2007 Plan, unless otherwise extended.

        Shares of restricted stock generally vest through the fourth anniversary of the grant date or the employee's commencement date, as applicable. If an employee's employment relationship with us terminates for any reason prior to the fourth anniversary of such date, then effective upon the cessation of his or her employment, the employee will automatically forfeit, without any action required on the part of the employee, all the unvested shares that the employee received under the award without the payment of any consideration by the Company. The forfeited shares of restricted stock revert back to the Company.

        We have entered into agreements with certain executives providing for extended terms for stock option grants following the executive's termination, as described under "Executive, Severance and Change of Control Benefits" below.

  Acceleration

        Except as otherwise noted in an employment agreement, in the event of an acquisition of us, or an Acquisition, as defined in the 2007 Plan, our stock plan documents provide a pre-determined vesting schedule for such Awards.

        Except as otherwise noted in an employment agreement, effective immediately prior to the occurrence of an Acquisition, the lesser of the number of then unvested shares subject to a stock option Award or 25% of the total number of shares subject to that stock option Award will become vested. In such event, the balance of the unvested shares subject to a stock option Award will continue to vest pursuant to the vesting schedule set forth in the Award. Additionally, the vesting schedule will be shortened by 12 months.

        Except as otherwise noted in an employment agreement, effective immediately prior to the occurrence of an Acquisition, an additional 25% of the number of shares covered by the restricted stock Award will become vested and the remaining unvested shares subject to the restricted stock Award will continue to vest pursuant to the vesting schedule set forth in the Award. Additionally, the vesting schedule will be shortened by 12 months.

        Under our standard restricted stock agreement executed pursuant to a 2009 stock option exchange tender offer, under which eligible employees were offered the opportunity to surrender significantly "underwater" stock options in exchange for a lesser number of shares of restricted stock granted under the 2007 Plan, effective immediately prior to the occurrence of an Acquisition, an additional 33 1/3% of the number of shares covered by such restricted stock Award will become vested and the remaining unvested shares subject to the restricted stock Award will continue to vest pursuant to the vesting schedule set forth in the Award. Additionally, the vesting schedule will be shortened by 12 months.

        We have entered into agreements with certain executives providing for acceleration of the vesting of stock options and restricted stock upon a change of control as described under "Executive, Severance and Change of Control Benefits" below.

Executive, Severance and Change of Control Benefits

        To attract and retain key executive officers, the Company has entered into executive agreements that include severance and change of control benefits. In the event, or threat, of a change of control transaction, these agreements reduce uncertainty and provide compensation for the significant levels of executive engagement and support required during an ownership transition that results in the termination of their employment. The severance agreements described in the "Compensation Discussion and Analysis" section generally provide that, upon termination of the executive officer's employment without cause, the executive officer is entitled to severance payments and continued health plan premium payments. The severance agreements for our Named Executive Officers contain the following provisions:

	Mr. Dolan	Mr. Castonguay	Mr. Abbott	Mr. Dillon	Dr. Laroia	Mr. Pastore

Basic Severance Benefit

Severance Payment (Multiple of Base Salary and Target Bonus)	1.5x	1.0x

Accelerated Vesting of Equity	24 months for restricted stock and options	12 months for restricted stock and options		100% for restricted stock and 12 months for options	18 months for restricted stock and options	100% for restricted stock and 12 months for options

Health Benefit Continuation	18 months	12 months

Change of Control(1) Severance Benefit

Severance Payment (Multiple of Base Salary and Target Bonus)	2.0x	1.5x	1.0x		1.5x	1.0x

Accelerated Vesting of Equity	100%			100% for restricted stock and 12 months for options	100%	100% for restricted stock and 12 months for options

Health Benefit Continuation	18 months	12 months

Other Agreement Provisions

Non-Compete(2)	1 year

Non-Solicitation(3)	1 year

Non-Disclosure(4)	Indefinitely

(1)
"Change of Control" or "Acquisition," as used in each of the employment agreements signed by the Named Executive Officers, means, in summary: (i) an acquisition of 50 percent or more of either the then-outstanding shares of common stock or the combined voting power of the then-outstanding voting securities excluding certain specified acquisitions; (ii) a change in the composition of the Board such that the individuals who constitute the Board at that point in time cease to constitute a majority of the Board; (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of shares or assets of another Company excluding certain specified transactions; or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(2)
Each of the employment agreements signed by the Named Executive Officers contains a provision that restricts the executive from performing any acts that advance the interests of any existing or prospective competitors of the Company during the period specified in the agreement.

(3)
Each of the employment agreements signed by the Named Executive Officers contains a provision that restricts the executive from soliciting employees to terminate their relationship with the Company.

(4)
Each of the employment agreements signed by the Named Executive Officers contains a provision that restricts the executive from disclosing confidential information as defined in the agreement.

        Additionally, in 2008, the Compensation Committee approved a severance and retention program and agreement for certain executive officers, including our Senior Vice President of Global Sales and our former Senior Vice President and Chief Financial Officer. The Compensation Committee considered the value of services provided by such officers and their unique capabilities. The Compensation Committee engaged an executive compensation consultant, the Wilson Group, and the Compensation Committee developed a compensation package and terms for such officers. The Compensation Committee concluded it was in our best interests to provide a retention package with incentives based on performance and appreciation of stock value. Our former Senior Vice President and Chief Financial Officer and certain other key employees (each an "Executive") entered into an Executive Severance and Arbitration Agreement with us in October 2008.

        The severance program and agreement provide for post-termination benefits in the event an Executive's employment is terminated by us without Cause (as defined in their respective agreements) or is terminated by the Executive for Good Reason (as defined in their respective agreements). The post-termination benefits include: (1) a lump sum payment equal to the Executive's annual base salary and target bonus; (2) continuation of payment of our share of benefits for 12 months; (3) payment of unreimbursed expenses and any accrued but unused vacation pay; (4) 12-months forward vesting of unvested options; and (5) complete vesting of unvested restricted stock. Pursuant to the program and agreement, we granted each Executive certain restricted shares of our common stock, or Restricted Stock, under the 2007 Plan, subject to the terms of the 2007 Plan and our restricted stock agreement, which Restricted Stock vested 25% on September 15, 2009, 25% on September 15, 2010 and 50% on September 15, 2011, subject to continued employment by the Executive. Each Executive was also eligible to receive additional Restricted Stock, or Performance Stock, upon the achievement of certain performance metrics for the 2010, 2011 and 2012 fiscal years, as determined by the Compensation Committee. If the performance metrics had been achieved, the Executive would have been granted one-third of such Performance Stock, and such Performance Stock would have been fully vested on the date of grant. The performance metrics were not met in 2011, however, as they were tied to the Company's corporate metrics, and therefore, no Performance Stock was issued to Mr. Dillon for the fiscal 2011 year. The last one-third of the Performance Stock may be issued to Mr. Dillon if the performance metrics set by the Board for fiscal 2012 are met. In the event of a change in control (as defined in their respective agreements), 100% of all Restricted Stock granted to an Executive shall accelerate and become fully vested and any and all restrictions on such Restricted Stock shall be terminated.

        The number of shares granted, or eligible for granting, as applicable, to each Executive under the severance and retention program is set forth as follows:

Name	Current Title	Restricted Stock	Performance Stock
Matthew Dillon	Senior Vice President, Global Services	133,000	66,000
Wayne Pastore	Former Senior Vice President and Chief Financial Officer	26,667	13,333

        Mr. Pastore resigned as Senior Vice President and Chief Financial Officer, effective August 25, 2011. In connection with his resignation and pursuant to the terms of his October 2008 Executive Severance and Arbitration Agreement, Mr. Pastore was entitled to receive, and did receive, the following severance and related post-termination benefits: (i) a lump sum payment of $456,000, which was equal to the sum of his then annual base salary and his then target annual bonus, less applicable state and federal withholdings; (ii) approximately $15,000, representing continuation of payment of the Company's share of medical, dental and vision insurance premiums for him and his dependents for the 12-month period following the termination of his employment; (iii) accelerated vesting of 75,000 options to purchase the Company's common stock, all of which had exercise prices that were higher than $2.27 per share, the closing price of the Company's common stock on the date the vesting was accelerated; and (iv) accelerated vesting of 107,083 shares of restricted stock, which had a total intrinsic value of approximately $260,000 on the date the vesting was accelerated.

POTENTIAL PAYMENTS UPON TERMINATION OR UPON CHANGE IN CONTROL

        The table below shows potential payments to the Named Executive Officers with severance or change in control arrangements upon termination or upon a change in control of our Company. The amounts shown assume that termination and/or change in control was effective as of December 31, 2011, the last day of our fiscal year, and are estimates of the amounts that would have been paid to or realized by the Named Executives Officers upon such a termination or change in control. The actual amounts to be paid or realized can only be determined at the time of a Named Executive Officer's termination or following a change in control.

	Termination without Cause or for Good Reason(1)	Change in Control: Stock Options Assumed or Substituted by Acquiring Company(2)	Change in Control: Stock Options Not Assumed or Substituted by Acquiring Company(3)	Termination without Cause or for Good Reason following Change in Control
Raymond P. Dolan
Cash Severance	$1,500,000	$—	$—	$2,000,000
Stock Options(4)	—	—	—	—
Stock Awards(5)	—	—	—	—
Health Benefits	24,098	—	—	24,098

	$1,524,098	$—	$—	$2,024,098

Maurice Castonguay
Cash Severance	$456,000	$—	$—	$684,000
Stock Options(4)	3,333	5,000	5,000	3,333
Stock Awards(6)	—	—	—	—
Health Benefits	16,065	—	—	16,065

	$475,398	$5,000	$5,000	$703,398

Rajiv Laroia
Cash Severance	$750,000	$—	$—	$1,125,000
Stock Options(4)	—	—	—	—
Stock Awards(7)	—	—	—	—
Health Benefits	16,065	—	—	16,065

	$766,065	$—	$—	$1,141,065

Todd Abbott
Cash Severance	$555,000	$—	$—	$555,000
Stock Options(4)	—	—	—	—
Stock Awards(8)	—	—	—	—
Health Benefits	16,065	—	—	16,065

	$571,065	$—	$—	$571,065

Matthew Dillon
Cash Severance	$376,200	$—	$—	$376,200
Stock Options(4)	7,000	24,000	24,000	7,000
Stock Awards(9)	—	—	—	—
Health Benefits	16,065	—	—	16,065

	$399,265	$24,000	$24,000	$399,265

(1)
Assumes employment termination without a change in control. "Change of Control" or "Acquisition," as used in each of the employment agreements or executive severance and arbitration agreement, as applicable, signed by the Named Executive Officers, means, in summary: (i) an acquisition of 50 percent or more of either the then-outstanding shares of common stock or the combined voting power of the then-outstanding voting securities excluding certain specified acquisitions; (ii) a change in the composition of the Board such that the individuals who constitute the Board at that point in time cease to constitute a majority of the Board; (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of shares or assets of another Company excluding certain specified transactions; or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(2)
If an acquiring company assumes or substitutes the stock options, under Sonus' stock incentive plans the number of shares subject to the option that are not then vested shall accelerate in vesting by 12 months upon the closing of such acquisition. In addition, 25% of the unvested shares of restricted stock shall become vested. However, under the agreements between us and each of Mr. Dolan, Mr. Castonguay, Dr. Laroia, Mr. Abbott and Mr. Dillon, upon acquisition, 100% of the unvested shares of restricted stock would become vested.

(3)
If an acquiring company does not assume or substitute the stock options, under Sonus' stock incentive plans the number of shares subject to the option that are not then vested shall accelerate in full and become immediately exercisable upon the closing of such acquisition. In addition, 25% of the shares of unvested restricted stock shall become vested. However, under the agreements between us and each of Mr. Dolan, Mr. Castonguay, Dr. Laroia, Mr. Abbott and Mr. Dillon, upon acquisition, 100% of the unvested shares of restricted stock would become vested.

(4)
With the exception of certain stock options held by Mr. Castonguay and Mr. Dillon, stock options held by each of our Named Executive Officers were out of the money on December 31, 2011. Accordingly, with the exception of the certain stock options held by Mr. Castonguay and Mr. Dillon, there would be no gain realized at December 31, 2011 related to the accelerated vesting of their stock options.

(5)
Under Mr. Dolan's agreement, in the event of an acquisition, 50% of the shares to which he is entitled would vest immediately if such acquisition occurs during the performance period. However, since the performance conditions had not been satisfied as of the end of the performance period, there would be no amounts realized.

(6)
Under Mr. Castonguay's agreement, in the event of an acquisition, 50% of the shares to which he is entitled would vest immediately if such acquisition occurs during the performance period. Since the performance period for this award is January 1, 2012 through December 31, 2012, for purposes of the calculations in the table above, the assumption is that such acquisition would occur on December 31, 2011, one day prior to the start of the performance period. Accordingly, the vesting of any of these shares would not accelerate and there would be no amounts realized.

(7)
Under Dr. Laroia's agreement, in the event of an acquisition, 50% of the shares to which he is entitled would vest immediately if such acquisition occurs during the performance period. However, since the performance conditions had not been satisfied as of the end of the performance period, and accordingly, there would be no amounts realized.

(8)
Under Mr. Abbott's agreement, in the event of an acquisition, 50% of the shares to which he is entitled would vest immediately if such acquisition occurs during the performance period. However, since the performance conditions had not been satisfied as of the end of the performance period, there would be no amounts realized.

(9)
Under Mr. Dillon's agreement, in the event of an acquisition, 50% of the shares to which he is entitled would vest immediately if such acquisition occurs during the performance period. However, since the performance conditions for Mr. Dillon's 22,000 shares with a performance period of January 1, 2011 through December 31, 2011 had not been satisfied as of the end of the performance period, there would be no amounts realized. Mr. Dillon has three separate performance-based awards for which the performance period is January 1, 2012 through December 31, 2012. For purposes of the calculations in the table above, the assumption is that such acquisition would occur on December 31, 2011, one day prior to the start of the performance period. Accordingly, the vesting of any of these shares would not accelerate and there would be no amounts realized.

DIRECTOR COMPENSATION

          Our President and Chief Executive Officer, the one member of our Board who is an employee and officer of Sonus, receives no compensation for his service as a director. Effective January 1, 2010, non-employee directors of our Board received cash compensation as follows:

Description of Board and Committee Service	Board Member Annual Fee
Board Membership	$25,000
Audit Committee Membership	$7,500
Other Committee Membership(1)	$3,750
Non-Executive Chairman of the Board(2)	$15,000
Audit Committee Chair(2)	$12,500
Compensation Committee Chair(2)	$5,000
Nominating and Corporate Governance Committee Chair(2)	$2,500

(1)
"Other Committee" includes the Compensation Committee, the Nominating and Corporate Governance Committee and the Corporate Development and Investment Committee.

(2)
Compensation for service as Chair is in addition to compensation for Board/committee membership.

        Directors also are eligible to be reimbursed for reasonable out-of pocket expenses incurred in connection with attendance at our Board or committee meetings.

        For 2011, non-employee directors of the Board are entitled to equity compensation as follows:

Type of Grant	Number of Shares of Common Stock Underlying Options		Number of Shares of Restricted Stock
Initial Grant	50,000	(1)	—
Annual Grant	20,000	(1)	5,000	(2)

(1)
Option grants are subject to four-year vesting under the Company's 2007 Stock Incentive Plan, as amended.

(2)
Annual grants of restricted stock will vest on the earlier of (i) immediately prior to the Company's annual meeting of stockholders for the following calendar year or (ii) one year from the date of grant.

        The following table contains information on compensation earned by each non-employee member of our Board during 2011:

2011 Director Compensation

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
James K. Brewington	$32,500	$13,050	$28,252	$73,802
John P. Cunningham	$42,500	$13,050	$28,252	$83,802
Beatriz V. Infante	$32,500	$13,050	$28,252	$73,802
Howard E. Janzen	$51,250	$13,050	$28,252	$92,552
John A. Schofield	$38,750	$13,050	$28,252	$80,052
Scott E. Shubert	$42,500	$13,050	$28,252	$83,802
Paul J. Severino(1)	$16,875	$—	$—	$16,875
H. Brian Thompson	$35,000	$13,050	$28,252	$76,302

(1)
Mr. Severino retired from the Board, effective immediately prior to the 2011 annual meeting of stockholders, which was held on June 2, 2011.

(2)
The amounts in this column do not reflect compensation actually received by the director. Instead the amounts reflect the grant date fair value of 2011 awards of restricted stock, as calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718—Compensation—Stock Compensation, or ASC 718. The grant date fair values of restricted stock awards granted to our directors are equal to the closing price of our common stock on the date of grant.

(3)
The amounts in this column do not reflect compensation actually received by the director. Instead, the amounts reflect the grant date fair value of 2011 awards, as calculated in accordance with ASC 718. The grant date fair values of options to purchase common stock granted to our non-employee directors in 2011 were estimated using the Black-Scholes valuation model with the following assumptions:

Risk-free interest rate	0.95%
Expected dividends	—
Weighted average volatility	68.3%
Expected life (years)	4.5

  For further discussion regarding the assumptions used in calculating the amounts in this column, please see Note 14 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

        At December 31, 2011, our non-employee directors held the following aggregate number of outstanding stock options: Mr. Brewington, 90,000 (of which 40,000 have exercise prices above $2.40, the closing price of our common stock on December 31, 2011); Mr. Cunningham, 150,000 (all of which have exercise prices above $2.40, the closing price of our common stock on December 31, 2011); Ms. Infante, 90,000 (all of which have exercise prices above $2.40, the closing price of our common stock on December 31, 2011); Mr. Janzen, 130,000 (all of which have exercise prices above $2.40, the closing price of our common stock on December 31, 2011); Mr. Schofield, 77,500 (of which 40,000 have exercise prices above $2.40, the closing price of our common stock on December 31, 2011); Mr. Schubert, 90,000 (of which 40,000 have exercise prices above $2.40, the closing price of our common stock on December 31, 2011); and Mr. Thompson, 165,000 (all of which have exercise prices above $2.40, the closing price of our common stock on December 31, 2011).

 TRANSACTIONS WITH RELATED PERSONS

        Our Board has adopted a written related party transaction policy, which sets forth our policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the SEC. Our policy with regard to related party transactions is that all related party transactions are to be reviewed by our general counsel, who, in consultation with our Chief Executive Officer, will determine whether the contemplated transaction or arrangement requires the approval or ratification of the Audit Committee, the Compensation Committee (in the case of compensation of executive officers), both or neither.

        Other than the compensation arrangements described elsewhere in this Proxy Statement, since January 1, 2011, there has not been, and there is not currently proposed, any transaction or series of similar transactions (i) to which we were or will be a participant, (ii) in which the amount involved exceeded or will exceed $120,000 (or, where the amount is less than $120,000, that was not entered into in the ordinary course of business on an arms-length basis), and (iii) in which any director, executive officer or a holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of initial ownership and subsequent changes in that ownership with the SEC. Based solely on a review of the copies of reports furnished to us and the written representations of our directors and executive officers, we believe that during the year ended December 31, 2011, our directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements, except that Todd Abbott made a late Form 3 filing reporting his Initial Statement of Beneficial Ownership (a Form 3 was required to be filed upon his appointment as the Company's Senior Vice President of Worldwide Sales and Marketing) and one late Form 4 filing with respect to two transactions (a Form 4 was required to be filed in connection with his new hire grants of stock options and performance stock).

STOCKHOLDER PROPOSALS FOR INCLUSION IN 2013 PROXY STATEMENT

        To be considered for inclusion in the proxy statement relating to our annual meeting of stockholders to be held in 2013, stockholder proposals must be received at our principal executive offices no later than December 11, 2012, which is not less than 120 calendar days before the date of our proxy statement released to our stockholders in connection with the prior year's annual meeting of stockholders, and must otherwise comply with the rules promulgated by the SEC. If the date of next year's annual meeting is changed by more than 30 days from the anniversary date of this year's annual meeting on May 23, 2012, then the deadline is a reasonable time before we begin to print and mail proxy materials.

STOCKHOLDER PROPOSALS FOR PRESENTATION AT 2013 ANNUAL MEETING

        According to our by-laws, we must receive other proposals of stockholders (including director nominations) intended to be presented at the 2013 annual meeting of stockholders but not included in the proxy statement by the close of business on February 22, 2013, but not before January 23, 2013, which is not later than the ninetieth (90th) day nor earlier than the one hundred twentieth (120th) day prior to the first anniversary of the date of the 2012 annual meeting of stockholders. Such proposals must be delivered to the Secretary of the Company at our principal executive office. However, in the event the 2013 annual meeting of stockholders is scheduled to be held on a date before April 23, 2013, or after August 1, 2013, which are dates 30 days before or 70 days after the first anniversary of our 2012 annual meeting of stockholders, then your notice must be received by us at our principal executive office not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day before the scheduled date of such annual meeting or the 10th day after the day on which we first make a public announcement of the date of such annual meeting. Any proposals that are not made in accordance with the above standards may not be presented at the 2013 annual meeting of stockholders.

STOCKHOLDERS SHARING THE SAME ADDRESS

        We have adopted a procedure called "householding." Under this procedure, we are delivering only one copy of the annual report and Proxy Statement to multiple stockholders who share the same address and have the same last name, unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards.

        We will deliver promptly upon written or oral request a separate copy of the annual report and the Proxy Statement to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the annual report or Proxy Statement, please submit your request to Broadridge Financial Solutions by calling 1-800-579-1639 or by following the instructions on your notice of Internet availability of proxy materials to request delivery of paper copies through the Internet or by e-mail, or in writing addressed to Sonus Networks, Inc., 4 Technology Park Drive, Westford, MA 01886 Attn: Investor Relations.

        If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or Proxy Statement in the future, please contact Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717, tel. 800-542-1061. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

        Any stockholders of record who share the same address and currently receive multiple copies of our annual report and Proxy Statement who wish to receive only one copy of these materials per household in the future please contact Broadridge Householding Department at the contact information listed above to participate in the householding program.

        A number of brokerage firms have instituted householding. If you hold your shares in "street name," please contact your bank, broker or other holder of record to request information about householding.

FORM 10-K

        Our Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC on February 24, 2012, is being delivered to stockholders in connection with this proxy solicitation. With the payment of an appropriate processing fee, we will provide copies of the exhibits to our Annual Report on Form 10-K. Please address all such requests to the Investor Relations department at our principal executive offices at 4 Technology Park Drive, Westford, MA 01886.

 OTHER MATTERS

        Our Board knows of no other matters to be submitted at the meeting and the deadline under our by-laws for submission of matters by stockholders has passed. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board may recommend.

        We will pay the costs of soliciting proxies from stockholders. We have not engaged any third party as our proxy solicitor to help us solicit proxies from brokers, bank and other nominees. In addition to soliciting proxies by mail, telephone and via the Internet, our directors, executive officers and regular employees may solicit proxies, either personally or by other electronic means, on our behalf, without additional compensation, other than the time expended and communications charges in making such solicitations. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

By Order of the Board of Directors,
Westford, Massachusetts April 5, 2012	Maurice Castonguay Senior Vice President and Chief Financial Officer

ANNUAL MEETING OF STOCKHOLDERS OF
SONUS NETWORKS, INC.
May 23, 2012

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and 2011 Annual Report are available at https://materials.proxyvote.com/835916.

Please detach along perforated line and mail in the envelope provided if you are not voting via the telephone or Internet.

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned stockholder(s) of SONUS NETWORKS, INC., a Delaware corporation, hereby acknowledge(s) receipt of the notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 5, 2012, and hereby appoint(s) Mr. Raymond P. Dolan and Mr. Maurice Castonguay, and each of them, jointly and severally, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in name of the undersigned, to represent the undersigned at the 2012 Annual Meeting of Stockholders of Sonus Networks, Inc. to be held on Wednesday, May 23, 2012 at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts and at any adjournments or postponements thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may properly come before the meeting, and revoke(s) all proxies previously given by the undersigned with respect to the shares covered hereby.

        This proxy will be voted as directed, or if no direction is indicated, will be voted FOR the proposals specified on the reverse, and as said proxies deem advisable on such other matters as may properly come before the meeting.

SEE REVERSE SIDE	PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE (Your vote by proxy must be returned prior to the annual meeting on May 23, 2012)	SEE REVERSE SIDE

SONUS NETWORKS, INC.
4 TECHNOLOGY PARK DRIVE
WESTFORD, MA 01886

  VOTE BY INTERNET — www.proxyvote.com

        Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Daylight Time on May 22, 2012. Please have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

  ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

        If you would like to reduce the costs incurred by Sonus Networks, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

  VOTE BY PHONE — 1-800-690-6903

        Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Time on May 22, 2012. Please have your proxy card in hand when you call and then follow the instructions.

  VOTE BY MAIL

        Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except
1.	To elect eight (8) Directors:
	Nominees:	☐	☐	☐
01) James K. Brewington
02) John P. Cunningham
03) Raymond P. Dolan
04) Beatriz V. Infante
05) Howard E. Janzen
06) John A. Schofield
07) Scott E. Schubert
08) H. Brian Thompson

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain
2.	To ratify the appointment of Deloitte & Touche LLP to serve as Sonus Networks' independent registered public accounting firm for the fiscal year ending December 31, 2012.	☐	☐	☐
		For	Against	Abstain
3.	To approve, on a non-binding advisory basis, the compensation of the Company's Named Executive Officers as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in the Proxy Statement.	☐	☐	☐

        The Board of Directors recommends a vote "FOR" the election of each of the nominees to the Board (Proposal 1), "FOR" the ratification of the appointment of Deloitte & Touche LLP to serve as Sonus Networks' independent registered public accounting firm for the fiscal year ending December 31, 2012 (Proposal 2), and "FOR" the approval, on a non-binding advisory basis, of the compensation paid to the Named Executive Officers, as disclosed in the "Compensation Discussion and Analysis" section and the accompanying compensation tables and related narratives contained in the Proxy Statement (Proposal 3).

        Note: In their discretion, the proxy holders are authorized to vote upon other business, if any, that may properly come before the meeting and any adjournments or postponements thereof.

        (Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.)

Signature	Date	Signature (Joint Owners)	Date

[PLEASE SIGN WITHIN BOX]